UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)
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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12
AvidXchange Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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AvidXchange Holdings, Inc.

1210 AvidXchange Lane

Charlotte, NC 28206

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 3:00 p.m. Eastern time on Thursday, June 20, 2024

Dear Stockholders of AvidXchange Holdings, Inc.:

We cordially invite you to attend the 2024 annual meeting of stockholders (the “Annual Meeting”) of AvidXchange Holdings, Inc., a Delaware corporation (“we”, the “Company” or “AvidXchange”), which will be held on Thursday, June 20, 2024 at 3:00 p.m. Eastern time at our offices located at 1210 AvidXchange Lane, Charlotte, NC, 28206, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect three Class III directors to serve until the 2027 annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024;

3.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

You will be able to vote and ask questions during the meeting. If you need directions to the Annual Meeting so that you may attend in person, please see the “About AvidXchange” pages of our website for a map of our Charlotte, NC location or contact Investor Relations at AvidIR@icrinc.com. As always, we encourage you to vote your shares prior to the Annual Meeting either by telephone, Internet or by proxy card to help make this meeting format as efficient as possible.

We have elected to take advantage of Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to their stockholders by providing access to these documents on the Internet instead of mailing printed copies. Those rules allow a company to provide its stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. Most of our stockholders will not receive printed copies of our proxy materials unless requested, but instead will receive a Notice of Internet Availability of Proxy Materials (the “Notice”), which is first being mailed on or about April 29, 2024, with instructions on how they may access and review our proxy materials on the Internet and how they may cast their vote via the Internet. If you would like to receive a printed or e-mail copy of our proxy materials, please follow the instructions for requesting the materials in the Notice that is being sent to you.

Our board of directors has fixed the close of business on April 22, 2024 as the record date for the Annual Meeting. Only stockholders of record on April 22, 2024 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure that your shares are represented. For additional instructions on voting by telephone or the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

We appreciate your continued support of AvidXchange.

By order of the Board of Directors,

Michael Praeger

Chief Executive Officer and Chairman of the Board

Charlotte, North Carolina

April 29, 2024

i

AVIDXCHANGE HOLDINGS, INC.

PROXY STATEMENT

FOR

2024 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

This proxy statement (this “Proxy Statement”) and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2024 annual meeting of stockholders (the “Annual Meeting”) of AvidXchange Holdings, Inc., a Delaware corporation (the “Company” or “AvidXchange”), and any postponements, adjournments or continuations thereof. The Annual Meeting will be held on Thursday, June 20, 2024, at 3:00 p.m. Eastern time at our offices located at 1210 AvidXchange Lane, Charlotte, NC, 28206. The Notice containing instructions on how to access this Proxy Statement and our annual report is first being mailed on or about April 29, 2024 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this Proxy Statement. You should read this entire Proxy Statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement and references to our website address in this Proxy Statement are inactive textual references only.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this Proxy Statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 29, 2024 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.

Will I receive any other proxy materials by mail?

No, you will not receive any other proxy materials by mail unless you request a paper copy of proxy materials. To request that a full set of the proxy materials be sent to your specified postal address or emailed to you, please follow the instructions for requesting the materials in the Notice that is being sent to you.

What matters am I voting on?

You will be voting on:

•	the election of three Class III directors to serve until the 2027 annual meeting of stockholders and until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024;

•	a proposal to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers; and

•	any other business as may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

•	“FOR ALL” in connection with the election of Michael Praeger, Teresa Mackintosh, and Arthur J. Rubado as Class III directors of the Company;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024; and

•	“FOR” the non-binding advisory approval of the compensation of the Company’s named executive officers.

What if another matter is properly brought before the meeting?

Our board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 22, 2024, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 206,431,517 shares of our common stock outstanding. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of common stock is entitled to one vote on each proposal.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card, vote live at the Annual Meeting, or vote by proxy through the Internet or by telephone. Throughout this Proxy Statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you should follow your broker’s procedures for obtaining a legal proxy to vote your shares of our common stock live at the Annual Meeting. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this Proxy Statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

How many votes are needed for approval of each proposal?

•

Proposal No. 1: The election of directors requires a plurality of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “For” such nominees are elected as directors. As a result, only “For” votes will affect the outcome, and any shares not voted “For” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “For All,” “Withhold All” or “For All Except” with respect to the nominees for election as a director.

•

Proposal No. 2: The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024 requires the affirmative vote of a majority of the votes cast. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. A broker has discretionary power to vote shares without instruction from the beneficial owner on routine matters, such as the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Thus, broker non-votes are not expected on this proposal.

•

Proposal No. 3: The non-binding advisory approval of the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast for or against this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

What are the effects of abstentions, withheld votes and broker non-votes?

An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares or withholds votes as to a particular proposal, or if a broker, bank or other nominee holding its customers’ shares of record causes abstentions or withheld votes to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. Votes withheld have no effect on Proposal 1 (election of directors), as the three directors that receive the highest number of votes will be elected. Abstentions are considered votes present and entitled to vote on Proposals 2 and 3, and thus, will have the same effect as a vote “Against” such proposals.

A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the beneficial owner of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes present and entitled to vote or votes cast. A broker has discretionary power to vote shares without instruction from the beneficial owner on routine matters, such as the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Thus, broker non-votes are not expected on that proposal. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters, and as a result broker non-votes will have no effect on the outcome of Proposal 3. Broker non-votes on the election of directors, which is considered a non-routine matter, will have no effect because they are not considered votes cast, and the three directors that receive the highest number of votes will be elected.

As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our second amended and restated bylaws (“Bylaws”) and Delaware law. The presence, in person or by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. On the record date, there were 206,431,517 shares outstanding and entitled to vote. Thus, the holders of at least 103,215,759 shares must be present in person or represented by proxy at the meeting to have a quorum. Abstentions, withheld votes, and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	by Internet at proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern time on June 19, 2024 (have your Notice or proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on June 19, 2024 (have your Notice or proxy card in hand when you call);

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•	in person via ballot during the Annual Meeting. You may still attend the meeting and vote in person even if you have already voted by proxy.

If you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you need to obtain a legal proxy from your broker, bank or other nominee in order to vote your shares in person in the Annual Meeting.

Can I change my vote or revoke my proxy?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	completing and returning a later-dated proxy card;

•	notifying the Corporate Secretary of AvidXchange, in writing, at AvidXchange Holdings, Inc., 1210 AvidXchange Lane, Charlotte, NC 28206; or

•

attending and voting via ballot at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy). You may still attend the meeting and vote in person even if you have already voted by proxy.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

Will my vote be kept confidential?

Yes, your vote will be kept confidential and not disclosed to the Company unless:

•	required by law;

•	you expressly request disclosure on your proxy; or

•	there is a proxy contest.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Joel Wilhite and Ryan Stahl have been designated as proxy holders by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. Proxies may be solicited on our behalf by our Directors, officers or employees in person or by telephone, mail, electronic transmission and/or facsimile transmission. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices you receive to ensure that all of your shares are voted.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024. Your broker will not have discretion to vote on Proposal Nos. 1 and 3, as they are considered “non-routine” matters, or any other proposals that are considered “non-routine” matters, absent direction from you.

Where can I find the voting results of the Annual Meeting?

We expect to announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at:

Attention: Investor Relations

1210 AvidXchange Lane

Charlotte, NC 28206

(646) 677-1892

AvidIR@icrinc.com

We encourage stockholders to contact us by telephone or e-mail instead of physical mail to help ensure timely receipt of any request for proxy materials.

Street name stockholders may contact their broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2025 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than the close of business on December 30, 2024. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

AvidXchange Holdings, Inc.

Attention: Corporate Secretary

1210 AvidXchange Lane

Charlotte, NC 28206

Our Bylaws also establish an advance notice procedure for stockholders who wish to nominate a director and/or present a proposal before an annual meeting of stockholders but do not intend for the nomination or proposal to be included in our proxy statement. Our Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our notice of such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our board of directors or any duly authorized committee thereof, or (iii) properly brought before such meeting by an eligible stockholder in accordance with the procedures set forth in our Bylaws. To be timely for the 2025 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than the open of business on February 20, 2025; and

•	not later than the close of business on March 22, 2025.

In the event that we hold the 2025 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then, for notice by the stockholder to be timely, it must be received by the Corporate Secretary not earlier than the open of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting, or the tenth day following the day on which public announcement of the date of such annual meeting is first made.

If an eligible stockholder who has notified us of his, her, their, or its intention to present a nomination or proposal at an annual meeting of stockholders does not appear to present his, her, their, or its nomination or proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

Holders of our common stock may propose director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and such other statements and information required by our Corporate Governance Guidelines and Bylaws and should be directed to our Corporate Secretary at the address of our principal executive office.

Our Bylaws also permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our Bylaws and our Corporate Governance Guidelines. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our Bylaws is available via the SEC’s website at http://www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant provisions of our Bylaws regarding the requirements for making stockholder proposals and nominating director candidates.

Universal Proxy

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 21, 2025.

We intend to file a Proxy Statement and WHITE proxy card with the SEC in connection with the solicitation of proxies for our 2025 annual meeting. Stockholders may obtain our Proxy Statement (and any amendments and supplements thereto) and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at: www.sec.gov.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of our board of directors. Our board of directors consists of nine directors, all of whom, other than Michael Praeger, qualify as “independent” under the listing standards of the Nasdaq Global Select Market (“Nasdaq”). Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.

The following table sets forth the names, ages as of April 22, 2024, and certain other information for each of the members of our board of directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our board of directors:

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated

Directors with Terms Expiring at the Annual Meeting/Nominees

Teresa Mackintosh (1)(2)(3)	III	51	Director	2021	2024	2027

Michael Praeger	III	56	Chief Executive Officer, Chairman of the Board	2021	2024	2027

Arthur J. Rubado (1)(3)	III	54	Director	2024	2024	2027

Continuing Directors

Oni Chukwu (2)(4)	I	66	Director	2024	2025	2025

Lance Drummond (2)(4)	I	69	Director	2021	2025	2025

James Hausman (1)(3)(4)	I	67	Director	2021	2025	2025

J. Michael McGuire (1)(2)(3)	II	65	Director	2021	2026	2026

Asif Ramji *(2)(4)	II	51	Director	2022	2026	2026

Sonali Sambhus (2)(3)(4)	II	49	Director	2022	2025	2026

*	Lead Independent Director

(1)	Member of the Nominating and Corporate Governance Committee

(2)	Member of the Human Capital and Compensation Committee

(3)	Member of the Audit Committee

(4)	Member of Risk Management Committee

Nominees for Director

Teresa Mackintosh. Ms. Mackintosh has served as a member of our board of directors since October 2021. Ms. Mackintosh is a partner at Blue Star Innovation Partners, a private equity firm investing in software, and has more than 25 years of experience in the accounting, tax and finance functions of global companies. She served as the Chief Executive Officer of Trintech, a computer software company, from February 2016 to April 2023. Prior to joining Trintech, Ms. Mackintosh served as Chief Executive Officer of Wolters Kluwer Tax and Accounting US from October 2013 to January 2016. Ms. Mackintosh received a BBA degree and an MBA from the University of Michigan and is a former Certified Public Accountant. We believe Ms. Mackintosh is qualified to serve on our board of directors due to her experience as an executive officer and her experience serving in oversight roles for accounting and software companies.

Michael Praeger. Mr. Praeger cofounded AvidXchange in April 2000 and has led the company since its founding. Most recently, Mr. Praeger has served as our Chief Executive Officer and as Chairman of our board of directors since October 2021 and also served as our President until January 2023. Mr. Praeger has also served as a member of the board of directors of AvidXchange, Inc. since 2000. Mr. Praeger has spent the last 28 years managing technology and web services-related companies. Prior to establishing AvidXchange, Mr. Praeger co-founded PlanetResume.com, a technology career enhancement and recruiting site that successfully completed its merger with CareerShop.com in November 1999. Prior to that, Mr. Praeger co-founded and served as Chief Executive Officer of InfoLink Partners, a software company specializing in automating the tax billing and collection functions for municipalities along with corporate escheat recovery services. Mr. Praeger received a BSBA degree in Finance from Georgetown University. We believe Mr. Praeger is qualified to serve on our board of directors due to his extensive knowledge of our Company, as well as his significant operational and strategic expertise.

Arthur J. Rubado. Mr. Rubado joined our board in March of 2024. He has been Managing Partner of iDO Partners since April 2023. Prior to founding iDO Partners, Mr. Rubado served as a Managing Director, Private Equity, and Head of CDPQ U.S. (“CDPQ”). He joined CDPQ in January 2018 and oversaw the Private Equity portfolio in addition to sitting on CDPQ’s International Private Equity Investment Committee. Mr. Rubado has 30 years of operating and investing experience. Before joining CDPQ, he was a Managing Director and Operating Partner at Reservoir Capital, where he worked with portfolio company senior management and directors in healthcare, high tech and services. Previously, he was a Director in Kohlberg Kravis Roberts & Co.’s (“KKR”) operating executive group, KKR Capstone, where he worked in portfolio company leadership and transformation roles. Prior to KKR, he was a founding member of executive management for SmartOps Corporation, an enterprise software developer, which was acquired by SAP AG. Earlier in his career, he was a consultant at McKinsey & Company, and worked in project, risk and operations management roles for the Royal Dutch/Shell Group. Mr. Rubado holds a B.S. in Mechanical & Aerospace Engineering with distinction from Cornell University and an M.B.A. with honors from Harvard Business School. He has previously been a board member at Allied Universal, AlixPartners, Sterling Talent, PetSmart/Chewy, Clarios, ClearTrail Real Estate, Constellation Insurance Holdings, ITI Data, MyEyeDr, TeamHealth, and was Chairman of ClearCaptions LLC. We believe Mr. Rubado is qualified to serve on our board of directors due to his track record for driving results and investment returns across diverse technology, healthcare, services, and industrial sectors and organizations, his domestic and international experience, and his service on the boards of directors of other companies.

Continuing Directors

Oni Chukwu. Mr. Chukwu joined our board in March of 2024. He currently serves on the board of directors of Invatron Systems Corp. (a Tailwind Capital company) since July 2020, Opus Agency (an ABRY Partners company) since January 2021, and Pole Star Space Applications Limited since April 2021. Mr. Chukwu served as Chair of the board of directors of Exago Inc. from 2016 until its sale to Insight Software in October 2021 and also served on the board of directors of Paya (formerly traded on the NASDAQ as PAYA) from April 2021 through June 2023. From 2013 to 2020, Mr. Chukwu was the Chief Executive Officer of Aventri, a cloud-based enterprise Event Management Software. Mr. Chukwu also served for six months as the Executive Chairman of Aventri’s board of directors following its acquisition by HGGC, LLC. Prior to his time with Aventri, Mr. Chukwu was an Executive Vice President and the Chief Financial Officer of Triple Point Technology, an enterprise software company, from 2006 to 2013. In addition, Mr. Chukwu served as the Chief Financial Officer of Healthcare Software Synergies before it was acquired by United Healthcare, and at LexBridge Corporation, before it was acquired by PKS. Mr. Chukwu attended the University of New Haven, where he earned an MBA and received an honorary Ph.D. in Business Administration. We believe Mr. Chukwu is qualified to serve on our board of directors due to his substantial experience as a director and an executive, including service as chief financial officer, at high-growth enterprise software companies.

Lance Drummond. Mr. Drummond has served as a member of our board of directors since October 2021. Mr. Drummond is an executive-level business leader with multi-industry experience. Mr. Drummond served as the part-time Executive-in-Residence at Christopher Newport University from September 2015 until May 2017. He retired from TD Canada Trust, a commercial bank, in January 2015, where he was Executive Vice President of Operations and Technology since 2011. Prior to joining TD Canada Trust, from 2009 to 2011, Mr. Drummond was Executive Vice President of Human Resources and Shared Services at Fiserv, Inc., a global fintech and payments company, where he oversaw the company’s shared services, including Fiserv’s Global Services employees in India and Costa Rica. Before joining Fiserv, Mr. Drummond was the Global Consumer and Small Business Banking eCommerce/ATM executive at Bank of America. Prior to his eCommerce/ATM role, he was the Service and Fulfillment Operations executive for Global Technology and Operations. Mr. Drummond sits on several boards of directors, including serving as a member of the Board of Governors of the Financial Industry Regulatory Agency (FINRA) and Chair of its Audit & Risk Committee, a member and Non-Executive Chair of the board of directors at the Federal Home Loan Mortgage Corporation (Freddie Mac) and Chair of its Executive Committee, and a member of the board of directors of United Community Banks, Inc. (NASDAQ: UCBI) and Chair of its Nominations and Governance Committee. Mr. Drummond earned a BS degree in Business Management from Boston University, an MBA degree from the Simon Business School at the University of Rochester, and an MS degree in Management Science from MIT. We believe Mr. Drummond is qualified to serve on our board of directors due to his extensive experience in the operations and technology space and public company board experience.

James (Jim) Hausman. Mr. Hausman has served as a member of our board of directors since October 2021. Mr. Hausman has also served AvidXchange, Inc. as a member of its board of directors since July of 2002 and was Interim Chief Financial Officer from April 2014 to June 2015. Mr. Hausman is a Certified Public Accountant and has 18 years of experience as the chief financial officer for a public, and several private, telecommunications companies. Mr. Hausman began his career at Price Waterhouse, which later became PricewaterhouseCoopers. He has a BS degree in Accounting from the University of Kentucky. We believe Mr. Hausman is qualified to serve on our board of directors due to his extensive experience as chief financial officer of a public company, and due to his extensive knowledge of our Company.

J. Michael McGuire. Mr. McGuire has served as a member of our board of directors since October 2021. Mr. McGuire served as the Chief Executive Officer of Grant Thornton LLP, an accounting firm, from January 2015 through February 2019, and as Chief Executive Officer Emeritus from March 2019 until February 2020, when he retired. Prior to joining Grant Thornton, he led various teams for 20 years at Arthur Andersen, a former accounting firm. Mr. McGuire currently sits on the board of directors of Akoustis Technologies, Inc. (NASDAQ: AKTS), an acoustic wave technology manufacturer, and has previously served on a number of non-profit boards, including those in business, universities and education, technology, arts, and community. Mr. McGuire received his BS degree in Business Administration, Accounting and Management Information Systems from Bowling Green State University and is a Certified Public Accountant. We believe Mr. McGuire is qualified to serve on our board of directors due to his extensive auditing expertise with 25 years of experience as an audit partner.

Asif Ramji. Mr. Ramji has served as a member of our board of directors since December 2022. Mr. Ramji is the Founder and Chief Executive Officer at Venture Worx (a private advisory and investment firm) and previously served as the Chief Growth Officer and Chief Product Officer at FIS (NYSE: FIS) from February 2020 to May 2021. Prior to joining FIS, he led teams in an executive capacity at Worldpay (NYSE: WP), Vantiv (NYSE: VNTV), and Paymetric. Mr. Ramji currently serves on the board of directors of Cartica Acquisition Corp., Aurora Payment Solutions, TreviPay, HungerRush, TeamSnap, Blankfactor, Tax Status, Global Claims Services and has served on the board of directors of State Bank and Trust from November 2017 to December 2018, Paymetric from October 2011 to May 2017, Patientco from October 2020 to August 2021, Stax from October 2015 to December 2017 and GiveWorx from February 2018 to June 2022. Mr. Ramji sits on several charitable and civic boards of directors, including Children’s Healthcare of Atlanta Foundation and the Woodruff Alliance Theater. He was a 2017 National EY Entrepreneur of the Year for Financial Services award winner. Mr. Ramji has over 20 years of leadership experience in investing in, operating, and scaling companies. He attended Simon Fraser University as well as holds executive certifications in Managing Teams for Innovation & Success and Strategic Negotiation from Stanford University Graduate School of Business and Harvard Business School,

respectively. We believe Mr. Ramji is qualified to serve on our board of directors due to his extensive fintech and payment solutions experience as well as his experience in operating and scaling companies.

Sonali Sambhus. Ms. Sambhus has served as a member of our board of directors since December 2022. Ms. Sambhus was head of the Developer & ML (machine learning) Platform at Block, Inc. (formerly Square, NYSE: SQ) from April 2019 to November 2022 and previously served on the Board of Directors at CommonBond.co, a fintech lending company, from April 2021 to July 2022. She has over 20 years of experience in spearheading technology strategies and innovations across diverse industries. Previously, she held executive roles at realtor.com (NASDAQ: NWSA) from January 2017 to March 2019 and Vuclip, Inc. (acquired by PCCW Limited, OTCMKTS: PCCWY) from August 2015 to July 2016. Ms. Sambhus was also the co-founder of 10jumps Inc., which was acquired by Saggezza Inc. Before 10jumps, she spent more than a decade at Cisco Systems, where she was a founding member of Cisco’s collaboration business. Ms. Sambhus received her M.S. in Computer Engineering from Rutgers University in 1999 and has earned a graduate certificate from The George Washington University School of Business. She was recognized as one of the “Top 50 Women in 2020” by The Top 100 Magazine and holds a Fintech Frameworks certification from the University of California, Berkeley. We believe Ms. Sambhus is qualified to serve on our board of directors due to her extensive technological experience in engineering and product development.

Composition of Our Board of Directors

The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counseling and direction to our management. Our board of directors meets on a regular basis and on an ad hoc basis as required. Our board of directors currently consists of nine directors. Our restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution approved by a majority of our board of directors. In accordance with our restated certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms are expiring will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and until his or her successor is duly elected and qualified, in accordance with our restated certificate of incorporation. Our directors are divided among the three classes as follows:

•	the Class I directors are Messrs. Chukwu, Drummond, and Hausman, and their terms will expire at our annual meeting of stockholders to be held in 2025;

•	the Class II directors are Ms. Sambhus and Messrs. McGuire and Ramji, and their terms will expire at our annual meeting of stockholders to be held in 2026; and

•	the Class III directors are Ms. Mackintosh and Messrs. Praeger and Rubado, and their terms will expire at the Annual Meeting.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

The board of directors recognizes that the division of our board of directors into three classes with staggered three-year terms may have the effect of delaying or preventing changes in control of our Company. The board of directors also recognizes and maintains that responses to unsolicited offers must account for, among other considerations, the significant cash resources on our balance sheet, market volatility and the Company’s status as a regulated and licensed money transmitter. In light of these considerations, among others, the board of directors believes that the class structure with its staggered three-year terms assists the board of directors in protecting the interests of the Company’s shareholders in the event of an unsolicited offer for the Company. Because of the additional time required to effectuate a change in control of the board, the board of directors believes that our class structure encourages dialogue and discourages interest from potential parties who may place more value on the Company’s cash assets than its business model or operations. The board continues to periodically discuss and assess the class structuring of the board.

Director Independence

Under the listing requirements and rules of Nasdaq, independent directors must comprise a majority of our board of directors as a listed company. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, human capital and compensation and corporate governance and nominating committees be independent. Audit committee members and human capital and compensation committee members must also satisfy the independence criteria set forth in Rule 10A-3 and Rule 10C-1, respectively, under the Exchange Act. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director with that listed company.

To be considered to be independent for purposes of Rule 10A-3 and under the rules of Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board of directors committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 and under the rules of Nasdaq, the board of directors must affirmatively determine that each member of the human capital and compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a human capital and compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships and stock ownership, our board of directors has determined that each of Mses. Mackintosh and Sambhus and Messrs. Chukwu, Drummond, Hausman, McGuire, Rubado, and Ramji do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. Mr. Praeger is not independent under Nasdaq’s independence standards.

In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related-Party Transactions.” There are no family relationships among any of our directors or executive officers.

Board Leadership Structure

The board of directors has no set policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. Currently, Mr. Praeger serves as Chairman of the Board and Chief Executive Officer. Mr. Ramji serves as our lead independent director. The board of directors believes that this overall structure of a Chairman of the Board and Chief Executive Officer, combined with a lead independent director, results in an effective balancing of responsibilities, experience and independent perspectives that meets the current corporate governance needs and oversight responsibilities of the board of directors.

A number of factors support the leadership structure chosen by the Board, including, among others, Mr. Praeger’s extensive knowledge of all aspects of the Company and its business, its risks, its industry, and its customers. This knowledge enables Mr. Praeger to effectively elevate the most critical business issues for consideration by our board of directors. In turn, Mr. Praeger’s combined role is counterbalanced and enhanced by the oversight and independence of our board of directors and the leadership provided by our lead independent director and independent committee chairs.

As lead independent director, Mr. Ramji presides over executive sessions of our independent directors and serves as a liaison between our Chief Executive Officer and Chairman of the Board and our independent directors. He also performs such additional duties as our board of directors may otherwise determine and delegate. In addition, each of our board committees is comprised of independent directors that provide strong independent leadership for each of these committees. Our independent directors generally meet in executive session after each regular meeting of the board of directors. At each such meeting, the presiding director for each executive session of our board of directors is an independent or non-employee director. Our board of directors will continue to evaluate this leadership structure on an ongoing basis based on factors such as the experience of the applicable individuals and the current business environment.

Board Meetings and Committees

Our board of directors may establish the authorized number of directors from time to time by resolution. Our board of directors currently consists of nine members.

During our fiscal year ended December 31, 2023, our board of directors held 5 meetings, and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she had been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.

Although our corporate governance guidelines do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. Those who do attend are expected to answer appropriate questions from stockholders. Eight of the nine directors, who served on our board of directors at the time of our 2023 annual meeting of stockholders, attended our 2023 annual meeting.

Our board of directors has established an Audit Committee, a Human Capital and Compensation Committee, a Nominating and Corporate Governance Committee, and a Risk Management Committee. The composition and responsibilities of each of the committees of our board of directors are described below. Each committee of our board of directors has a written charter approved by our board of directors. Copies of each charter are posted in the investor relations portion of our website at www.avidxchange.com. The reference to our website address does not constitute incorporation by reference of the information contained at or available or accessible through our website, and you should not consider it to be a part of this Proxy Statement. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

Our Audit Committee consists of Mses. Mackintosh and Sambhus and Messrs. Hausman, McGuire, and Rubado. Our board of directors has determined that each member of the Audit Committee satisfies the independence requirements under Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chairperson of our Audit Committee is Mr. Hausman. Our board of directors has determined that Mr. Hausman is an “Audit Committee financial expert” within the meaning of SEC regulations. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our board of directors has examined each Audit Committee member’s scope of experience and the nature of their employment.

The primary purpose of our Audit Committee is to discharge the responsibilities of our board of directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of our Audit Committee include, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•

obtaining a formal written statement from the independent registered public accounting firm delineating all relationships between us and such firm and actively engaging in dialogue with such firm with respect to any disclosed relationships;

•	helping to ensure the independence of and overseeing the performance of the independent registered public accounting firm;
•

reviewing and discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing with management and the independent registered public accounting firm our interim and year-end operating results;

•	reviewing our financial statements and our critical accounting policies and estimates;
•	reviewing the adequacy and effectiveness of our internal controls and disclosure controls and procedures;
•	developing procedures for employees to submit concerns anonymously about questionable accounting and auditing matters and internal accounting controls;
•	overseeing our policies on regulatory compliance;
•	overseeing compliance with our code of business conduct and ethics;
•	reviewing related-party transactions; and
•	pre-approving all audit and all permissible non-audit services (other than de minimis non-audit services) to be performed by the independent registered public accounting firm.

Our Audit Committee reviews, discusses and assesses its own performance and composition at least annually. Our Audit Committee also periodically reviews and assesses the adequacy of its charter, including its role and responsibilities as outlined in its charter, and recommends any proposed changes to our board of directors for its consideration and approval.

Our Audit Committee held eight meetings during fiscal year 2023.

Human Capital and Compensation Committee

Our Human Capital and Compensation Committee consists of Mses. Mackintosh and Sambhus and Messrs. Chukwu, Drummond, McGuire, and Ramji. The chairperson of our Human Capital and Compensation Committee is Mr. McGuire. Our board of directors has determined that each member of the Human Capital and Compensation Committee is independent under the listing standards of Nasdaq and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of our Human Capital and Compensation Committee is to discharge the responsibilities of our board of directors in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our Human Capital and Compensation Committee include, among other things:

•

reviewing, approving and determining, or making recommendations to our board of directors regarding, the compensation of our executive officers, including our Chief Executive Officer, who may not be present on deliberations of his compensation;

•	administering our equity compensation plans and agreements with our executive officers;
•	reviewing, approving and administering incentive compensation and equity compensation plans;
•	reviewing and approving our overall compensation philosophy;

•	reviewing, approving and administering non-employee director compensation;
•

reviewing and recommending to our board of directors for approval the frequency with which we conduct a vote on executive compensation, taking into account the results of the most recent stockholder advisory vote on the frequency of the vote on executive compensation, and reviewing and approving the proposals regarding the frequency of the vote on executive compensation to be included in our annual meeting proxy statements;

•	administering our compensation recovery policy; and
•

reviewing and discussing with management our Compensation Discussion and Analysis, and recommending to our board of directors that the Compensation Discussion and Analysis be approved for inclusion in our annual reports on Form 10-K, registration statements and our annual meeting proxy statements.

Under its charter, our Human Capital and Compensation Committee may form, and delegate authority to, subcommittees as appropriate. Our Human Capital and Compensation Committee reviews, discusses and assesses its own performance and composition at least annually. Our Human Capital and Compensation Committee also periodically reviews and assesses the adequacy of its charter, including its role and responsibilities as outlined in its charter, and recommends any proposed changes to our board of directors for its consideration and approval.

Our Human Capital and Compensation Committee held five meetings during fiscal year 2023.

Human Capital and Compensation Committee Processes and Procedures

Typically, our Human Capital and Compensation Committee meets at least quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the chairperson of our Human Capital and Compensation Committee, in consultation with the Chief Executive Officer. Our Human Capital and Compensation Committee meets regularly in executive session. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by our Human Capital and Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Human Capital and Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of our Human Capital and Compensation Committee regarding his compensation or individual performance objectives. The charter of our Human Capital and Compensation Committee grants our Human Capital and Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, our Human Capital and Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that our Human Capital and Compensation Committee considers necessary or appropriate in the performance of its duties. Our Human Capital and Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising our Human Capital and Compensation Committee. In particular, our Human Capital and Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, our Human Capital and Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to our Human Capital and Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Ms. Mackintosh and Messrs. Hausman, McGuire, and Rubado. The chairperson of our Nominating and Corporate Governance Committee is Ms. Mackintosh. Our board of directors has determined that each member of the Nominating and Corporate Governance Committee is independent under the listing standards of Nasdaq.

Specific responsibilities of our Nominating and Corporate Governance Committee include, among other things:

•	identifying, evaluating and selecting, or making recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;
•	overseeing the evaluation and the performance of our board of directors and of individual directors;
•	considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
•	overseeing our corporate governance practices;
•	contributing to succession planning; and
•	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters.

Our Nominating and Corporate Governance Committee periodically reviews, discusses and assesses the performance of our board of directors and its committees. In fulfilling this responsibility, our Nominating and Corporate Governance Committee seeks input from senior management, our board of directors and others. In assessing our board of directors, our Nominating and Corporate Governance Committee evaluates the overall composition of our board of directors, our board of directors’ contribution as a whole and its effectiveness in serving our best interests and the best interests of our stockholders. Our Nominating and Corporate Governance Committee reviews, discusses and assesses its own performance and composition at least annually. Our Nominating and Corporate Governance Committee also periodically reviews and assesses the adequacy of its charter, including its role and responsibilities as outlined in its charter, and recommends any proposed changes to our board of directors for its consideration and approval.

Our Nominating and Corporate Governance Committee held four meetings during fiscal year 2023.

Risk Management Committee

Our Risk Management Committee consists of Ms. Sambhus and Messrs. Chukwu, Drummond, Hausman, and Ramji. The chairperson of our Risk Management Committee is Mr. Drummond. Our board of directors has determined that each member of the Risk Management Committee is independent under the listing standards of Nasdaq and SEC rules and regulations.

Specific responsibilities of our Risk Management Committee include, among other things:

•	fulfilling its corporate governance oversight responsibilities with regard to the identification, evaluation and mitigation of strategic, operational, and external environment risks; and
•	monitoring and approving our enterprise risk management framework and associated practices.

Our Risk Management Committee held four meetings during fiscal year 2023.

Human Capital and Compensation Committee Interlocks and Insider Participation

None of the members of our Human Capital and Compensation Committee, which committee currently consists of Mses. Mackintosh and Sambhus and Messrs. Chukwu, Drummond, McGuire, and Ramji (and during 2023, also included Matthew Harris until his resignation from the board of directors in March 2024), is or has been an officer or employee of the Company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board of directors committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or Human Capital and Compensation Committee.

Identifying and Evaluating Director Nominees

Our Nominating and Corporate Governance Committee is responsible for identifying, reviewing, evaluating and recommending candidates for nomination to our board of directors, including candidates to fill any vacancies that may occur. Our Nominating and Corporate Governance Committee assesses the qualifications of candidates in light of the policies and principles in our corporate governance guidelines and may also engage third party search firms to identify director candidates. The Nominating and Corporate Governance Committee may conduct interviews, require the completion of detailed questionnaires and conduct comprehensive background checks or use any other means that it deems appropriate to gather information to evaluate potential candidates. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates to the board of directors for approval as director nominees for election to the board of directors.

Holders of our common stock may propose director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and such other statements and information required by our Corporate Governance Guidelines and should be directed to our Corporate Secretary at the address of our principal executive office. The Nominating and Corporate Governance Committee evaluates director nominees recommended by holders of our common stock using the same evaluation process as used for any other candidate.

Our Bylaws also permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our Bylaws and our Corporate Governance Guidelines. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Minimum Qualifications

Our Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. Some of the specific qualifications that our Nominating and Corporate Governance Committee will also consider include, but are not limited to, such candidate’s (i) level of expertise, (ii) potential conflicts of interests or other commitments, (iii) demonstrated excellence in his or her field, (iv) ability to exercise sound business judgment, (v) diversity with respect to personal background, perspective and experience, (vi) experience as a board member or executive officer of another publicly held company, and (vii) commitment to rigorously representing the long-term interests of the Company’s stockholders. Our Nominating and Corporate Governance Committee also reviews director candidates in the context of the current size and composition of our board of directors, the operating requirements of the Company and the long-term interests of the Company’s stockholders. Our Nominating and Corporate Governance Committee considers a broad range of backgrounds and experiences and may consider factors including gender, racial diversity, age, skills, and such other factors as it deems appropriate to maintain an appropriate balance of knowledge, experience and capability.

Our board of directors values diversity as a factor in selecting nominees, and is committed to ensuring that qualified women and racially/ethnically diverse candidates are included in the pool from which any new independent director nominee is chosen. In the case of incumbent directors whose terms of office are set to expire, our Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, our Nominating and Corporate Governance Committee also determines whether the nominee is independent for purposes of Nasdaq listing rules.

Director Skills and Experience Matrix

The following matrix reflects the skills and experience of our board of directors that are important to the oversight of the Company. The possession of these skills and experience characteristics were self-identified by the directors as part of the company’s annual director questionnaire process. Each member of the board of directors assessed herself or himself as possessing some or a significant level of the listed skills and experience, as bulleted underneath their respective names.

	Chukwu	Drummond	Hausman	Mackintosh	McGuire	Praeger	Ramji	Rubado	Sambhus
Public Company Experience	●	●	●	●	●	●	●	●	●
International Business Experience	●	●		●	●	●	●	●	●
Corporate Governance	●	●	●	●	●	●	●	●	●
Capital Allocation / Corporate Financing	●	●	●	●	●	●	●	●	●
Financial Literacy / Expertise	●	●	●	●	●	●	●	●	●
Information Services and Technology	●	●	●	●	●	●	●	●	●
Legal / Regulatory / Public Policy	●	●	●		●	●	●	●	●
Marketing / Sales / Business Development	●	●	●	●	●	●	●	●	●
Risk Management	●	●	●	●	●	●	●	●	●
Strategic Planning	●	●	●	●	●	●	●	●	●
Human Resource, Executive Compensation, and Talent Management	●	●	●	●	●	●	●	●	●
Senior Leadership Experience	●	●	●	●	●	●	●	●	●
Cybersecurity / Data Privacy	●	●	●	●	●	●	●	●	●
ESG and Climate Risks	●	●			●	●	●	●	●
Industry Experience	●	●	●	●	●	●	●	●	●
Shareholder Advocacy	●	●	●		●	●	●	●	●

Creating a More Diverse and Inclusive Community; Making an Impact

Having a diverse and inclusive organization is core to who we are. As of April 2024, 49% of our employee team members were women and 40% were members of an underrepresented community. Our leadership team, consisting of director-level employees and above, likewise reflects our commitment to diversity, with 37% of our leadership team being women and 28% of our leadership team being members of an underrepresented community. The following chart provides the diversity statistics for our board of directors in accordance with Nasdaq Rule 5606, as self-disclosed by our directors.

Board Diversity Matrix	(As of April 22, 2024)				(As of April 24, 2023)
Total Number of Directors	9				9
	Female	Male	Non-Binary	Did Not Disclose Gender	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	6	1	0	3	6	0	0
Part II: Demographic Background
African American or Black	0	2	0	0	0	1	0	0
Alaskan Native or Native American	0	0	0	0	0	0	0	0
Asian	1	1	0	0	1	1	0	0
Hispanic or Latinx	0	0	0	0	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0	0	0	0	0
White	1	3	1	0	2	4	0	0
Two or More Races or Ethnicities	0	0	0	0	0	0	0	0
LGBTQ	0	0	0	0	0	0	0	0
Did Not Disclose Demographic Background	0	0	0	0	0	0	0	0

Stockholder and Other Interested Party Communications

Our board of directors provides to every stockholder and any other interested party the ability to communicate with the board of directors as a whole, and with individual directors on the board of directors, through an established process for stockholder communication. For a communication directed to the board of directors as a whole, stockholders and other interested parties may send such communication to our Corporate Secretary at AvidXchange Holdings, Inc., 1210 AvidXchange Lane, Charlotte, NC 28206, Attn: Board of Directors c/o Corporate Secretary.

For a stockholder or other interested party communication directed to an individual director in his or her capacity as a member of the board of directors, stockholders and other interested parties may send such communication to the attention of the individual director at AvidXchange Holdings, Inc., 1210 AvidXchange Lane, Charlotte, NC 28206, Attn: Name of Director.

Our Corporate Secretary, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to our Chairman of the Board.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted corporate governance guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. Our code of business conduct and ethics is available under the “Investor Relations––Corporate Governance” section of our website at ir.avidxchange.com/corporate-governance/documents-charters. In addition, we intend to post on our website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained in or available or accessible through our website, and you should not consider it to be a part of this Proxy Statement.

Risk Management

Management is responsible for the day-to-day management of risks the Company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that it is essential for effective risk management and oversight that there be open communication between management and our board of directors. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the Company, as well as at such other times as they deem appropriate.

Our Audit Committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting, disclosure controls and procedures, and legal and regulatory compliance, and discusses with management and the independent auditor, guidelines and policies with respect to risk assessment and risk management. Our Audit Committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our Audit Committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our Human Capital and Compensation Committee assesses risks created by the incentives inherent in our compensation policies. Our Nominating and Corporate Governance Committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance.

Our Risk Management Committee assists our board of directors in fulfilling its oversight responsibilities with respect to identifying, evaluating, and mitigating strategic, operational, and external risks, including, but not limited to, operational, financial, cybersecurity, and information technology risk exposures and the steps taken by management to monitor and control these exposures. Our full board of directors also reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at regular meetings of our board of directors, and evaluates the risks inherent in significant transactions.

Prohibition on Hedging and Pledging Transactions

Our insider trading policy prohibits any director, employee (including our executive officers) or consultant to our Company from, among other things, engaging in short sales, transactions in put or call options, hedging transactions, margin accounts, or other inherently speculative transactions with respect to our common stock. These prohibitions do not apply to cashless exercises of stock options under the Company’s equity plans nor to situations approved in advance by our Compliance Officer.

Non-Employee Director Compensation

Compensation Philosophy

The outside director compensation program is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders. Employee directors receive no additional compensation for their service as a director. Each independent director is entitled to reimbursement of all reasonable out-of-pocket expenses incurred for their attendance at meetings of our board of directors or any committee thereof.

The non-employee director compensation program consists of two components—cash retainers and annual equity compensation.

Cash Compensation

For 2023, each of our non-employee directors was eligible to receive annual retainers for board and committee service as follows:

	Member Annual Cash Retainer	Chairperson Annual Cash Retainer	Lead Independent Director Annual Cash Retainer

Board of Directors	$30,000	$45,000 (1)	$45,000

Audit Committee	10,000	20,000

Human Capital and Compensation Committee	6,000	12,000

Nominating and Corporate Governance Committee	4,000	8,000

Risk Management Committee	4,000	8,000
(1)	Our Chief Executive Officer, Mr. Praeger did not receive a retainer for serving as Chairperson of our board of directors.

Effective January 1, 2024, each of our non-employee directors became eligible to receive annual retainers for board and committee service as follows:

	Member Annual Cash Retainer	Chairperson Annual Cash Retainer	Lead Independent Director Annual Cash Retainer

Board of Directors	$30,000	$50,000 (1)	$50,000

Audit Committee	10,000	20,000

Human Capital and Compensation Committee	7,500	15,000

Nominating and Corporate Governance Committee	4,000	8,000

Risk Management Committee	5,000	10,000
(1)	Our Chief Executive Officer, Mr. Praeger did not receive a retainer for serving as Chairperson of our board of directors.

All annual cash compensation amounts are payable in equal quarterly installments in arrears, following the end of each quarter in which the service occurred, pro-rated for any partial period of service.

Equity Compensation

In addition to cash retainers, our non-employee directors are eligible for equity compensation pursuant to our non-employee director compensation program, as described below.

Initial Grant

Our non-employee director compensation policy provides that each new non-employee director who joins our board of directors will receive a RSU award for common stock having a value of $185,000 (which value was $175,000 during 2023) based on the fair market value of the underlying common stock on the date of grant under our 2021 Long-Term Incentive Plan (the “2021 Plan”), with the $185,000 (or $175,000 during 2023) being prorated based on the number of months from the date of appointment until the next annual meeting of our stockholders. Each initial grant will vest on the earlier of (i) the date of the following annual meeting of our stockholders (or the date immediately prior to the next annual meeting of our stockholders if the non-employee director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election) or (ii) the one year anniversary measured from the date of grant, each subject to continued service as a director through each applicable vesting date.

Annual Grant

On the date of each annual meeting of our stockholders, each continuing non-employee director will automatically receive a RSU award for common stock having a value of $185,000 (which value was $175,000 during 2023) based on the fair market value of the underlying common stock on the date of grant under our 2021 Plan. Each annual grant will vest on the earlier of (i) the date of the following annual meeting of our stockholders (or the date immediately prior to the next annual meeting of our stockholders if the non-employee director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election) or (ii) the one year anniversary measured from the date of grant, each subject to continued service as a director through each applicable vesting date.

The calculation of the number of shares of RSUs granted under the non-employee director compensation policy will be based on a 10 trading-day average of the closing price of our common stock as reported by Nasdaq with the tenth day being the trading day immediately prior to the date of grant.

Vesting Acceleration

In the event of a change in control (as defined in our 2021 Plan), any unvested portion of an equity award granted under the policy will fully vest immediately prior to the closing of such change of control, subject to the non-employee director’s continuous service with us on the effective date of the change of control.

Compensation Philosophy

The non-employee director compensation program is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders. Employee directors receive no additional compensation for their service as a director. All of our independent directors are entitled to reimbursement of all reasonable out-of-pocket expenses incurred for their attendance at meetings of our board of directors or any committee thereof.

Non-Employee Director Compensation Table

The following table provides information regarding the total compensation that was earned for the year ended December 31, 2023 by each of our non-employee directors who served in such capacity during such year. Mr. Praeger, our Chief Executive Officer, is also the Chairman of our board of directors, but did not receive any additional compensation for his service as a director. Mr. Praeger’s compensation as a named executive officer is presented in “Executive Compensation— Summary Compensation Table” below.

Name	Fees Earned	Stock Awards (1)	All Other Compensation	Total

Lance Drummond	$44,000	$163,599	—	$207,599

Matt Harris (2)	—	—	—	—

James (Jim) Hausman	$58,000	$163,599	—	$221,599

Teresa Mackintosh	$50,000	$163,599	—	$213,599

J. Michael McGuire	$56,000	$163,599	—	$219,599

Wendy Murdock (3)	$44,000	$163,599	—	$207,599

Asif Ramji (4)	$43,750	$245,274	—	$289,024

Sonali Sambhus (4)	$49,000	$245,274	—	$294,274

(1)

Amounts reported represent the aggregate grant date fair value of the RSUs granted to the non-employee directors during the fiscal year ended December 31, 2023, computed in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in Note 14 to our consolidated financial statements included in our annual report on Form 10-K (File No. 001-40898) for the year ended December 31, 2023, filed with the SEC on February 29, 2024. This amount does not reflect the actual economic value that may be realized by the non-employee director, which will depend on factors including the continued service of the non-employee director and the future value of our stock. Prior to January 1, 2024, initial and annual grants of RSUs to non-employee directors were based on awards of common stock having a value of $175,000.

(2)

Mr. Harris waived his annual cash retainer and equity compensation for his service as a director, committee member, committee chairperson, and lead director for the 2023 fiscal year. Mr. Harris resigned from the board of directors of the Company at the conclusion of the board meeting held on March 21, 2024.

(3)	Ms. Murdock resigned from the board of directors of the Company at the conclusion of the board meeting held on March 21, 2024.

(4)

The annual grants of RSUs associated with the appointments of Mr. Ramji and Ms. Sambhus to the Company’s board of directors in December 2022 were prorated and awarded in March 2023. The aggregate grant date fair value of these prorated awards, computed in accordance with FASB ASC Topic 718, was $81,675 for each of Mr. Ramji and Ms. Sambhus respectively.

The table below shows the aggregate number of unvested stock awards and the aggregate number of unexercised option awards outstanding as of December 31, 2023, by each of our non-employee directors serving on our board of directors during 2023:

Name	Stock Awards (#)	Option Awards (#)

Lance Drummond	16,134	7,836

James (Jim) Hausman	16,134	—

Matt Harris (1)	—	—

Teresa Mackintosh	16,134	7,836

J. Michael McGuire	16,134	7,836

Wendy Murdock	16,134	29,540

Asif Ramji	16,134	—

Sonali Sambhus	16,134	—

(1)	Having previously waived his annual equity compensation for his service as a director, Mr. Harris held no awards as of December 31, 2023.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is currently composed of nine members. In accordance with our restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, three Class III directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in the control of our Company.

Nominees

Our Nominating and Corporate Governance Committee has recommended, and our board of directors has approved, Ms. Mackintosh and Messrs. Praeger and Rubado as nominees for election as Class III directors at the Annual Meeting. If elected, each of M. Mackintosh and Messrs. Praeger and Rubado will serve as Class III directors until the 2027 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of our Company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR ALL” in connection with the election of each of Ms. Mackintosh and Messrs. Praeger and Rubado. We expect that Ms. Mackintosh and Messrs. Praeger and Rubado will each accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter, which will result in no effect on the vote for this matter.

Director Interest

Ms. Mackintosh and Messrs. Praeger and Rubado have an interest in this Proposal No. 1, as each is currently a member of our board of directors.

Vote Required

The election of directors requires a plurality of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes and votes withheld will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL”

OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2024. During our fiscal year ended December 31, 2023, PwC served as our independent registered public accounting firm.

Notwithstanding the appointment of PwC, and even if our stockholders ratify the appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of our Company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2024. Our Audit Committee is submitting the appointment of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of PwC will be present at the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of PwC, our board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our Company by PwC for our fiscal years ended December 31, 2023 and 2022, respectively.

	2023	2022

Audit Fees (1)	$2,195,000	$2,048,000

Audit-Related Fees (2)	-	-

Tax Fees	-	-

All Other Fees (3)	2,000	8,147

(1)

Audit Fees consist of fees billed for professional services by PwC for the audit of our annual consolidated financial statements, and related services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)	Audit-related fees consist primarily of fees for accounting consultations and any other audit attestation services.

(3)	All other fees for fiscal years 2023 and 2022 include expenses associated with financial reporting and SEC filing software.

Auditor Independence

In our fiscal year ended December 31, 2023, there were no other professional services provided by PwC, other than those listed above, that would have required our Audit Committee to consider their compatibility with maintaining the independence of PwC.

Pre-Approval Policies and Procedures

Our Audit Committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee.

Our Audit Committee at least annually reviews and provides general pre-approval for the services that may be provided by the independent registered public accounting firm. The term of the general pre-approval is 12 months from the date of approval, unless our Audit Committee specifically provides for a different period. If our Audit Committee has not provided general pre-approval, then the type of service requires specific pre-approval by our Audit Committee.

Pursuant to its charter, our Audit Committee may delegate pre-approval authority to one or more Audit Committee members so long as any such pre-approval decisions are presented to the full Audit Committee at its next scheduled meeting. All services performed and related fees billed by PwC during fiscal year 2023 were pre-approved by our Audit Committee pursuant to regulations of the SEC.

Vote Required

The ratification of the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2024 requires the affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively at the Annual Meeting. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Because brokers have discretionary authority to vote on the ratification of the appointment of PwC, we do not expect any broker non-votes in connection with this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL

YEAR ENDING DECEMBER 31, 2024.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is a committee of the Board of Directors comprised solely of independent directors as required by the listing standards of The Nasdaq Stock Market LLC and the rules and regulations of the SEC.

In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management and PricewaterhouseCoopers LLP;

•	discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC; and

•

received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding their communications with the Audit Committee concerning independence, and has discussed with them their independence.

Based on the Audit Committee’s review and discussions with management and PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the annual report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

AUDIT COMMITTEE

James Hausman, Chairperson

J. Michael McGuire

Teresa Mackintosh

Arthur J. Rubado

Sonali Sambhus

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act

PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, we are providing stockholders with an opportunity to make a non-binding, advisory vote on the compensation of our named executive officers. The compensation of our named executive officers is disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion, and the other related disclosures. This non-binding advisory vote is commonly referred to as a “say on pay” vote.

Stockholders are urged to read the “Executive Compensation” section of this Proxy Statement, which discusses how our executive compensation policies and procedures implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers. Our Human Capital and Compensation Committee and our board of directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals.

As an advisory vote, this proposal is not binding. However, our board of directors and Human Capital and Compensation Committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Vote Required

This non-binding advisory vote on the compensation of our named executive officers will be determined by a majority of the votes cast for or against this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE

COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 22, 2024. Our executive officers are appointed by, and serve at the discretion of, our board of directors and hold office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Name	Age	Position

Michael Praeger	56	Chief Executive Officer and Chairman of the Board

Daniel Drees	56	President

Joel Wilhite	54	Chief Financial Officer, Senior Vice President

Angelic Gibson	47	Chief Information Officer, Senior Vice President

Todd Cunningham	58	Chief People Officer, Senior Vice President

Ryan Stahl	49	General Counsel and Secretary, Senior Vice President

Executive Officers

Michael Praeger. Please see the section titled “Board of Directors and Corporate Governance – Continuing Directors” above for Mr. Praeger’s biography.

Daniel Drees. Mr. Drees joined us in April 2018 and has served as our President since January 25, 2023, having previously served as our Chief Growth Officer. Mr. Drees is a seasoned financial technology executive and industry veteran with more than 25 years of experience generating growth at Fortune 500 companies and financial institutions such as General Electric Company (NYSE: GE), Bank of America (NYSE: BAC), Ally Financial Inc. (NYSE: ALLY), and Capital One (NYSE: COF). Most recently, he led the fraud and risk solutions business at Fiserv, Inc. (NASDAQ: FISV) from July 2017 through March 2018, where he focused on enabling financial institutions and their clients to reduce the cost and complexity associated with fraud and compliance through process automation and data analytics. Mr. Drees received his BS degree in Mechanical Engineering from Iowa State University.

Joel Wilhite. Mr. Wilhite joined us in February 2017 as our Chief Financial Officer. Mr. Wilhite brings decades of diverse financial leadership experience to his role. Before joining us, Mr. Wilhite held the position of Chief Financial Officer at Quantros, Inc., a SaaS company that offers an enterprise-wide suite of applications designed to help hospitals better manage the quality and safety of patient care. Prior to Quantros, Inc., Mr. Wilhite was the Senior Vice President of Finance for Benefitfocus.com, Inc. (NASDAQ: BNFT), a leading SaaS provider of benefits administration software and solutions. Prior to Benefitfocus, Mr. Wilhite served in various roles at Blackbaud, Inc. (NASDAQ: BLKB), most recently as the Chief Financial Officer for Blackbaud, Inc.’s international division. Mr. Wilhite began his career as an auditor at KPMG. He received his BS degree with honors in Accounting from the University of South Carolina and is a Certified Public Accountant.

Angelic Gibson. Ms. Gibson joined us in October 2019 as our Chief Information Officer. Ms. Gibson has spent over 20 years in information technology, with experience in building and managing SaaS platforms, enterprise technology systems, as well as management practices supporting databases, networks, telecommunications, and infrastructure. She has built and supported business intelligence platforms, has extensive cloud computing strategic insight, and has experience balancing operational efficiencies with business development and growth. Before joining us, Ms. Gibson served as Senior Vice President of Information Technology at TKXS Inc. from April 2013 to October 2018. Ms. Gibson received her BS degree in Management Information Systems from American InterContinental University.

Todd Cunningham. Mr. Cunningham joined us in August 2014 and has served as our Chief People Officer since March 2020, having previously served as Senior Vice President of Human Capital and Talent Management.

Mr. Cunningham has more than 36 years in Human Resources at public and private companies. His experience covers the full range of Human Resources responsibilities. Before joining us, Mr. Cunningham held senior positions at Bank of America focusing on talent management, development, and organizational effectiveness, where he served in various capacities, including: Senior Vice President of Talent & Development Executive, Global Corporate & Investment Banking; Vice President of Associate Readiness Change Executive — Merrill Lynch Transition; and Senior Vice President of Talent & Development Executive, Consumer & Small Business Banking Division, among others. Mr. Cunningham received a BSBA degree in Human Resources Management from The Ohio State University.

Ryan Stahl. Mr. Stahl joined us in May 2015 and has served as our General Counsel and Secretary since November 2017. Mr. Stahl began his legal career in the corporate and securities practice at Sidley Austin, LLP, focusing primarily on mergers and acquisitions and capital markets offerings. He subsequently held multiple in-house corporate positions in the financial services and technology industries, most recently at Mercury Payment Systems Inc., a privately-held payment processor and technology services provider. Mr. Stahl holds a BS degree from the University of Dayton and a JD degree from the University of Michigan Law School.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) explains the design of our executive compensation program practices and objectives as well as the compensation paid to our named executive officer (“NEOs”). Our NEOs for fiscal 2023 are as follows:

Michael Praeger	Chief Executive Officer and Chairman of the Board

Daniel Drees (1)	President

Joel Wilhite	Chief Financial Officer, Senior Vice President

Angelic Gibson	Chief Information Officer, Senior Vice President

Ryan Stahl	General Counsel and Secretary, Senior Vice President

(1)	Effective January 25, 2023, Daniel Drees assumed the position of President. Mr. Drees previously served as our Chief Growth Officer.

Executive Summary

2023 Company Performance Highlights

For fiscal 2023, the Company delivered significant performance relative to our financial goals. Highlights of our 2023 performance include the following:

•

The Company delivered revenue growth of 20.3% to $380.7 million in 2023. Revenue growth was driven by overall transaction growth of 7.4%, which reflects both software and payment transactions, and yield expansion driven by on-going e-pay conversion. Total transaction yield in 2023 was up 12.0% to $5.05.

•	Gross margin expansion was 560 basis points to 62.3% in 2023 versus 2022, driven by continued progress on unit cost reduction strategies around standardization, automation, and sourcing.

•	Operating loss in 2023 was down to $(53.5) million from an operating loss of $(87.4) million in 2022, driven by revenue growth, unit cost reduction strategies and operating leverage.

•

Adjusted EBITDA profitability, meanwhile, swung solidly and positively by $45.8 million to $30.5 million in 2023 from a loss of $(15.3) million in 2022. Adjusted EBITDA is a non-GAAP measure. For a reconciliation of Adjusted EBITDA to net loss, please see Appendix A to this Proxy Statement.

•

The Company finished 2023 with a solid balance sheet, including a cash position of $451.6 million against a total debt balance of $77.3 million, highlighting both investment discipline and scope for on-going reinvestment.

Executive Compensation Objectives

The primary objectives of our executive compensation program are to attract, motivate, and retain leaders who have a growth mindset as well as the skills and experience required to maximize shareholder value. We believe that our executive compensation program aligns the interests of our executives and their compensation to the short-term and long-term goals of AvidXchange by creating a pay-for-performance environment.

We seek to develop our executive compensation program by understanding the competitive landscape within our peer group and among broader labor competitors in the software and fintech spaces. The Human Capital and Compensation Committee regularly reviews our executive compensation program to ensure it is consistent with the strategic direction of the Company and our values. Additionally, we strive to employ best practices with the regular assessment of our policies and practices.

Strengthening Long-Term and Strategic Performance

Amidst ongoing volatility in the macro environment, we remain focused on our cultural DNA through teammate engagement as well as enhancing our existing products and bringing new products to market. During fiscal 2023 we were again named a “Great Place to Work” by GreatPlacetoWork.com, an industry leading provider of research, insights, and benchmarking on workplace culture. This recognition reflects our consistent effort toward positive teammate engagement by creating a healthy and inclusive organization for all teammates. Examples of our initiatives aimed at continually fortifying our organizational health include the following:

•

Intentional, consistent oversight of areas important to our human capital strategy including programs related to fostering our cultural DNA, diversity and inclusion, teammate engagement, personal development, and talent acquisition

•	External hiring and promotion of key leadership talent into strategically important roles to enhance our succession planning pipeline

•	Attainment of teammate engagement results that exceeded internal benchmarks

•	Achievement of lower-than-average attrition rates for similarly situated companies

2023 Compensation Highlights

Our executive compensation program is designed to align the executive team to building long-term stakeholder value by providing compensation opportunities that can increase or decrease based on company performance. The charts below reflect this balance within the target pay mix of our CEO and the average target pay mix of our other NEOs for fiscal year 2023.

In 2023, in response to feedback from shareholder advisory firms and to address potential concern from shareholders, we adjusted our Annual Incentive Plan to be based entirely on rigorous financial performance metrics, removing any subjectivity from the payouts to the NEOs under the Annual Incentive Plan. We selected revenue and operating margin as our financial metrics with weightings of 55% and 45%, respectively. This change to our Annual Incentive Plan aims to closely align with peer group practices and investor preferences, bolstering market competitiveness while keeping our NEOs focused on our strategic priorities.

Additionally, we continued our historical practice of granting both stock options and restricted stock units (“RSUs”) as a part of our Long-Term Incentive Program. We targeted roughly 30% of each NEOs annual award value in stock options and the remaining 70% in RSUs. We believe that granting RSUs provides a durable long-term incentive while helping to responsibly manage shareholder dilution. A portion of the award is granted in stock options as we believe that this practice provides realized value only when the value of the company increases, thereby aligning the interests of our NEOs and shareholders. The Committee reviews the equity award mix, as well as different equity vehicles, on an annual basis to ensure alignment of interests between NEOs and shareholders.

Executive Compensation Policies and Practices

We do…	We do not…

✓ Utilize a pay-for-performance philosophy

✓ Use only financial metrics for annual bonus plan

✓ Cap maximum annual bonus payouts

✓ Independent compensation committee

✓ Independent compensation consultant

✓ Benchmark against a reasonable set of market comparators to aid in decision making

✓ Regularly engage stockholders in discussions regarding executive compensation programs

✓ Annual assessment of risk and risk mitigation practices

✓ Regular review of dilution and share utilization as a result of compensation programs

✓ Maintain a compensation recovery policy

✓ Maintain share-ownership guidelines

× Provide guaranteed annual bonus or equity rights

× Provide excessive severance rights

× Grant stock options with exercise prices below 100% of fair market value on the date of grant

× Have executive pension plans or supplemental executive retirement plans

× Pay dividends/dividend equivalents on unvested equity awards

× Permit hedging or, except in limited circumstances, pledging of Company stock by employees (including officers) or directors

× Offer significant perquisites

× Provide excise tax gross-ups upon a change in control

ESTABLISHING COMPENSATION

Role of the Human Capital and Compensation Committee

All compensation arrangements with our NEOs are overseen and approved by our Human Capital and Compensation Committee. On an annual basis the committee

•

Reviews our executive compensation strategy and approach with consideration for business needs, legal, financial, and regulatory changes as well as annual updates to our executive compensation peer group and related executive compensation market data and trends with input from our CEO and the committee’s independent compensation consultant.

•	Certifies achievement of performance plans and determines the related payouts for the prior fiscal year.

•	Assesses performance of the CEO and other NEOs.

•	Reviews the CEO’s self-assessment and may gather input from other members of our board of directors on their perspectives as it relates to the CEO’s pay and performance and Company performance.

•	Approves all aspects of the compensation of our CEO and other executive officers.

•	Provides ad-hoc responses to executive compensation-related matters due to changes in personnel and retention considerations.

•	Evaluates overall executive compensation program effectiveness with consideration for whether the program promotes excessive risk-taking.

Role of the Compensation Consultant

The Human Capital and Compensation Committee retains an independent compensation consultant to provide advice and guidance. In fiscal year 2023, the Human Capital and Compensation Committee retained Compensia, Inc. (“Compensia”) as its independent compensation consultant. Compensia provides data and advice on our executive compensation strategy, compensation peer group, market data and pay practices, board of director compensation, proxy advisor preferences, pay for performance alignment, incentive plan design, and our annual compensation risk assessment. Compensia only provided services to the Company that were requested and approved by the Human Capital and Compensation Committee in fiscal year 2023. The Human Capital and Compensation Committee assessed the independence of Compensia pursuant to SEC and Nasdaq rules and concluded that no conflict of interest exists or existed during fiscal year 2023 that would prevent Compensia from independently advising the Human Capital and Compensation Committee.

Management’s Role in the Executive Compensation Process

The CEO and key members of the internal Talent, Finance, and Legal functions support the Human Capital and Compensation Committee’s executive compensation process and frequently attend portions of the Human Capital and Compensation Committee’s meetings. In conjunction with the executive compensation process, the CEO provides his perspective to the Human Capital and Compensation Committee regarding performance of the executive leadership team. The CEO and members of the internal Talent team work together and present recommendations to the Human Capital and Compensation Committee on all elements of executive compensation. The CEO is not present for deliberations or decisions by the Human Capital and Compensation Committee regarding his compensation.

Factors Considered in Setting Pay

The Human Capital and Compensation Committee takes into consideration a number of factors when setting pay for each NEO. Factors considered include, but are not limited to, review of market data, existing equity retention hold, prior compensation actions, qualitative factors including Company and individual performance, individual scope and impact of role, tenure, internal pay parity comparison and affordability of cash and equity components relative to budget. There is no set formula or ratio when comparing compensation between executive officers.

Compensation Peer Group

On an annual basis, the Human Capital and Compensation Committee reviews and approves a peer group of similarly situated companies. The Human Capital and Compensation Committee reviews potential comparators based on a range of factors including public reporting status, company location, stage and time from IPO, industry (with focus on fintech and SaaS companies), competition for labor, and comparability on financial and valuation metrics including revenue, revenue growth and market capitalization. Compensation data for this peer group is considered along with other market data when setting pay for our NEOs.

The peer group used to inform 2023 compensation decisions included the following companies:

AppFolio	EngageSmart	nCino
Appian	Everbridge	Open Lending
BigCommerce Holdings	Fastly	Paymentus Holding
BILL Holdings	Flywire	Payoneer Global
BlackLine	Lightspeed Commerce	Phreesia
BTRS Holdings (1)	MeridianLink	Q2 Holdings
Coupa Software (1)	Model N	Repay Holdings

(1)	BTRS Holdings and Coupa Software were acquired after the peer group was created.

ELEMENTS OF COMPENSATION

The primary elements of our executive compensation program include Base Salary, Annual Incentive Plan, and Long-Term Incentive (Equity) Program and are summarized below.

Summary of Key Elements of Fiscal 2023 Compensation

Below is a table that contains the key elements of our fiscal 2023 executive compensation program for our NEOs.

Compensation Element	Form	Performance/ Vesting Period	Performance Metric	Alignment of Compensation Objectives	Changes from Fiscal 2022
Base Salary	Cash	—	—	Determined based on market review for the role and adjusted based on performance, potential, relative job value and internal equity	No Change

Annual Incentive Plan	Cash	Fiscal Year	Subject to the achievement of revenue and operating margin targets	Creates alignment between executive compensation and short-term financial objectives that are geared towards driving longer-term shareholder returns	Composition of metrics changed to 100% financial metrics

Long-Term Incentives	Service-Based RSUs	Vest 25% on February 15th of year following grant and then quarterly thereafter for 3 years	—	Key for durable retention and alignment to shareholder interests while also minimizing shareholder dilution	No Change
	Stock Options	Vest 25% on February 15th of year following grant and then quarterly thereafter for 3 years	Value derived from increase in share price	Incentive to drive long-term performance where realized value ties to share price performance	No Change

Base Salary

Base salary is intended to provide a stable level of cash compensation that is aligned to an executive’s experience, responsibilities, qualifications, and performance. The Human Capital and Compensation Committee reviews base salaries on an annual basis with the objective to attract and retain key talent by ensuring that current base salary levels remain competitive when compared to market. Base salary increases are not guaranteed and are driven by review of market-practice and executive performance. We believe that having market-competitive base salaries creates a foundation for consistent, everyday management of our business.

The fiscal 2023 base salary outcomes for each executive were a result of the review and approval of the Human Capital and Compensation Committee with input from Compensia, our Talent team, and our CEO (for decisions other than for the CEO).

After reviewing market data, neither Mr. Praeger nor Mr. Wilhite received a base salary increase in 2023. Mr. Drees received a 10.1% base salary increase in conjunction with his promotion to President. On average, salary increases for the NEOs were generally at or below the salary increase budget for non-executives for 2023. Our other NEOs received the base salary increases reflected in the table below.

Name	Position	FY 2023 Base Salary	Change from Previous Year

Michael Praeger	Chief Executive Officer and Chairman of the Board	$500,000	0.0%

Joel Wilhite	Chief Financial Officer, Senior Vice President	$410,000	0.0%

Daniel Drees	President	$435,000	10.1%

Angelic Gibson	Chief Information Officer, Senior Vice President	$386,250	3.0%

Ryan Stahl	General Counsel and Secretary, Senior Vice President	$382,950	3.5%

Annual Incentive Plan

For fiscal year 2023, the executive Annual Incentive Plan was a cash-based bonus opportunity comprised entirely of rigorous financial metrics. The financial metrics selected for fiscal year 2023 were revenue (55% weighting) and operating margin (45% weighting). The weighted average maximum payout was capped at 177.5%. The table below reflects the design of the Annual Incentive Plan, broken down by each financial metric:

		Performance ($000s)
Measure	Weighting	Threshold (1)	Target (2)	Stretch	Maximum (3)
Revenue	55%	$342,321.2	$380,357.0	$418,392.7	$437,410.6
	Performance Scale	90%	100%	110%	115%
	Payout Scale	50%	100%	150%	200%
Operating Margin	45%	-$2,517.0	$10,560.0	$15,840.0	$21,120.0
	Performance Scale	n/m	100%	150%	200%
	Payout Scale	50%	100%	125%	150%

(1)	Payout for the achievement of threshold was reduced from 80% to 50% for the 2023 plan year.

(2)	The revenue and operating margin targets represented an increase of $64MM and $25.55MM over 2022 plan year performance, respectively.

(3)	The maximum payout for the operating margin metric was reduced from 200% to 150% for the 2023 plan year.

The Human Capital and Compensation Committee determines eligibility, payout levels and performance targets on an annual basis in the first quarter. For all NEOs, payouts under this plan are considered “at-risk” and are not guaranteed. In the first quarter immediately following the performance year, plan performance achievement is certified by the Human Capital and Compensation Committee. We believe that our Annual Incentive Plan is an effective way to motivate executives to achieve near-term business results that will have a direct impact on our long-term business strategy.

The Human Capital and Compensation Committee reviews and approves target annual incentive opportunities based on review of peer group market data and other factors referenced above. The targets of our NEOs may be adjusted from time to time depending on strategic priorities, market movement or changes to an executive’s role.

The table below outlines the target opportunities for all our NEOs:

Name	Position	FY 2023 Target AIP % of Salary	Change from Previous FY

Michael Praeger	Chief Executive Officer and Chairman of the Board	100%	0%

Joel Wilhite	Chief Financial Officer, Senior Vice President	70%	0%

Daniel Drees (1)	President	100%	0%

Angelic Gibson	Chief Information Officer, Senior Vice President	60%	0%

Ryan Stahl	General Counsel and Secretary, Senior Vice President	50%	0%

(1)

Prior to Mr. Drees’ promotion to President in 2023, Mr. Drees’ annual incentive opportunity included participation in both the Company’s Annual Incentive Plan, with a target opportunity of 40% of his base salary, and a Sales Incentive Compensation Plan appropriate for his role as the Company’s Chief Revenue Officer, with a target opportunity of 60% of his base salary. Coincident with his promotion, the Committee approved the removal of his Sales Incentive Compensation component for 2023 and approved a total annual incentive target opportunity of 100% of his base salary for 2023.

Award Determination

The goals for each fiscal year are reviewed and approved during the first fiscal quarter by the Human Capital and Compensation Committee. As previously outlined, payouts for our NEOs are earned entirely based on financial performance. The breakdown of how an executive’s annual incentive payout is determined is shown below:

Annual Incentive Plan Fiscal Year 2023 Performance

The financial outcomes of fiscal year 2023 were strong – revenue (55% weighting) performance was 99.7% of target while operating margin (45% weighting) performance was 257% of target. The resulting payouts relative to these two corporate objectives as a percentage of target were 99.7% and 150% (capped at maximum), respectively, which resulted in a weighted payout of 122.36% of target.

($000s) Measure
	Weighting	Target	Actual Performance	Performance % of Target	Payout % of Target Award
Revenue	55%	$380,357	$380,164	99.7%	99.7%
Operating Margin	45%	$10,560	$27,175	257.3%	150%

For purposes of the Annual Incentive Plan:

•	Revenue represents total revenues of the Company adjusted to eliminate the benefit of revenue adjustments that should have been recognized in previous periods.

•

Operating margin is a non-GAAP measure and represents our Adjusted EBITDA as adjusted for the costs related to a cybersecurity incident, capitalized software development costs, annual incentive plan expense and revenue adjustments that should have been recognized in previous periods. Adjusted EBITDA is also a non-GAAP measure and represents net loss before depreciation and amortization, interest income and expense, income tax expense or benefit, stock-based compensation expense, transaction and acquisition-related cost expense, non-recurring items not indicative of ongoing operations, and charitable contributions of common stock. For a reconciliation of Adjusted EBITDA and operating margin to net loss, please see Appendix A to this proxy statement.

Based on the Annual Incentive Plan outcomes described above, the payouts to our NEOs for fiscal year 2023 were as follows:

Name	Position	Target Award ($) (1)	Financial Goals Performance Factor	Actual Award Payout ($)	Actual Award as a % of Target

Michael Praeger	Chief Executive Officer and Chairman of the Board	$500,000	122.36%	$611,800	122.36%

Joel Wilhite	Chief Financial Officer	$287,000	122.36%	$351,173	122.36%

Daniel Drees	President	$435,000	122.36%	$532,266	122.36%

Angelic Gibson	Chief Information Officer	$230,730	122.36%	$282,321	122.36%

Ryan Stahl	SVP & General Counsel	$190,497	122.36%	$233,092	122.36%

(1)

The Target Award is a function of base salary prorated for changes made throughout the year multiplied by the annual incentive target percentage set for fiscal year 2023, except for Mr. Drees who had a specific dollar value as his target approved by the Committee.

Long-Term Incentive Plan

We consider long-term incentives to be a crucial component of executive compensation, as they align an executive’s incentives with the ongoing value generation of the Company. The Company utilizes RSUs and stock options to make awards to our executives. The Human Capital and Compensation Committee reviews the equity award mix on an annual basis and may make changes as it deems appropriate.

Our equity awards are designed to create significant opportunity for share ownership. The exact sizing of awards is determined by the Human Capital and Compensation Committee with consideration for impact to share pool reserve, executive position, market data, internal equity, strategic importance of position, individual performance as well as the individual potential of an executive. The targeted equity award value mix for fiscal year 2023 was 70% RSUs and 30% stock options for our executives.

We grant RSUs as we see them as a durable motivator, especially in an environment where macroeconomic factors may have a strong influence on a company’s share price despite strong company performance compared to expectations. We believe that stock options are inherently performance-based as the executive only realizes value if shareholders also realize value through share price appreciation.

The chart below shows the equity awards made to our NEOs during fiscal year 2023. The target dollar values may vary from the Summary Compensation Table values as the values in the Summary Compensation Table are calculated based on disclosure standards. A 10 trading-day average ending the day before grant was used to determine the number of RSUs to grant. The number of stock options granted is based on our Black-Scholes value, which is calculated using the closing price on the date of grant.

Name	Position	Total Target Annual Grant Value for FY 2023 (1)	Target RSU Value	Total # of RSUs Granted	Target Stock Option Value	Total # of Stock Options Granted

Michael Praeger	Chief Executive Officer and Chairman of the Board	$6,600,000	$4,620,000	479,203	$1,980,000	400,000

Joel Wilhite	Chief Financial Officer	$3,000,000	$2,100,000	217,819	$900,000	181,818

Daniel Drees	President	$4,500,000	$3,150,000	326,729	$1,350,000	272,727

Angelic Gibson	Chief Information Officer	$2,250,000	$1,575,000	163,364	$675,000	136,363

Ryan Stahl	SVP & General Counsel	$2,100,000	$1,470,000	152,473	$630,000	127,272

(1)	These awards vest on a 4-year schedule, beginning on February 15, 2024 and then quarterly thereafter.

Other Compensation

Retirement Benefits

We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to reduce their current compensation by up to the prescribed annual limit, and contribute these amounts to the 401(k) plan. For fiscal year 2023, we provided matching contributions under our 401(k) Plan representing 100% of the first 3%, and 50% of the next 2%, of an employee’s 401(k) plan elective deferrals.

Our named executive officers did not participate in, or otherwise receive any benefits under any pension or retirement plan sponsored by us during fiscal year 2023.

Deferred Compensation

We have a deferred compensation plan available for the benefit of officers and employees who qualify for inclusion. The plan is described below in connection with the Nonqualified Deferred Compensation Table.

Supplemental Benefits and Perquisites

We provide limited supplemental benefits and perquisites to our NEOs not offered to the general employee population. We provide a reimbursement of financial and tax planning services on an annual basis to our executives.

Other Benefits and Reimbursements

Mr. Wilhite, our Chief Financial Officer, receives a $3,000 per month housing and travel reimbursement from the Company. This amount is grossed-up for taxes when paid to Mr. Wilhite.

Share Ownership Guidelines

In December 2023, in response to feedback from shareholder advisory firms and to align with market practices, we adopted share ownership guidelines after reviewing industry best practices with Compensia. Under these guidelines, our NEOs and Directors are required to acquire and maintain shares of our common stock having a value equal to the multiples found in the table below:

Position	Required Ownership Level

Chief Executive Officer	5x annual base salary

NEOs and Other Executive Officers	1x annual base salary

Directors	3x annual cash retainer

Compliance will be measured annually on December 1, using a 30-trading day average price. There is a 5-year “phase-in” period for a covered role to comply. If share ownership is not achieved within 5 years, 100% retention of after-tax value for any exercised options or vested RSUs is required until the guidelines are met.

Clawback Policy

In 2023, Nasdaq adopted listing standards that obligated issuers to develop and implement “clawback” policies providing for the recovery of erroneously awarded incentive-based compensation received by current or former executive officers in the event of a restatement of our financial statements. The SEC rules implemented Section 10D of the Securities Exchange Act of 1934, a provision added by the Dodd-Frank Wall Street Reform and Consumer Protection Act. We have complied with the Nasdaq listing standard by adopting such a “clawback” policy. This policy applies to erroneously awarded incentive-based compensation received on or after October 2, 2023 and during the applicable lookback period as specified in our clawback policy as administered by the Committee. For purposes of our policy, the date on which incentive-based compensation is “received” is determined under applicable rules of the SEC, which generally provide that incentive-based compensation is “received” in the Company’s fiscal period during which the relevant financial reporting measure is attained or satisfied, without regard to whether the grant, vesting or payment of the incentive-based compensation occurs after the end of that period. Our policy applies to our executive officers who are subject to Section 16 of the Exchange Act.

•

For purpose of our clawback policy, restatements triggering recovery include the correction of not only material errors in previously reported periods (“Big R” restatements), but also immaterial errors in previously reported periods to avoid a material error in a current period that has not previously been reported (“little r” restatements) – neither “fault” nor misconduct are required.

•	Erroneously awarded compensation subject to recovery includes excess incentive-based compensation that would not have been received based on a restated “financial reporting measure”.

•	Incentive-based compensation is compensation that is granted, earned or vested based, in whole or in part, on the attainment of a financial reporting measure.

Anti-Hedging and Anti-Pledging Policies

Our insider trading policy prohibits any director, employee (including our executive officers) or consultant to our Company from, among other things, engaging in short sales, transactions in put or call options, hedging transactions, margin accounts, or other inherently speculative transactions with respect to our common stock. These prohibitions do not apply to cashless exercises of stock options under the Company’s equity plans nor to situations approved in advance by our Compliance Officer.

Tax Deductibility of Compensation

Internal Revenue Code Section 162(m) (“Section 162(m)”) disallows a tax deduction to publicly held companies for compensation paid to certain executive officers to the extent that compensation exceeded $1 million per officer. While the Human Capital and Compensation Committee considers the benefit of deducting compensation, it believes that stakeholders’ interests are best served if discretion is used to provide flexibility in determining compensation levels, even if a portion of the compensation may result in a non-deductible compensation expense. The Human Capital and Compensation Committee intends to continue its practice of using discretion in determining compensation levels of executive officers with consideration for the best interests of stakeholders even if some portion of such compensation is non-deductible.

HUMAN CAPITAL AND COMPENSATION COMMITTEE REPORT

The Human Capital and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussions, the Human Capital and Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Human Capital and Compensation Committee of the Board of Directors:

HUMAN CAPITAL AND COMPENSATION COMMITTEE

J. Michael McGuire, Chairperson

Oni Chukwu

Lance Drummond

Teresa Mackintosh

Asif Ramji

Sonali Sambhus

The information contained in the following Human Capital and Compensation Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Summary Compensation Table

The table below reflects our NEO compensation for fiscal year 2023, 2022, and 2021.

Name and Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)	All Other Compensation (3)	Total
Michael Praeger	2023	$500,000	$0	$4,312,827	$1,849,122	$611,800	$0	$12,516	$7,286,265
Chief Executive Officer and Chairman of the Board	2022	$497,692	$0	$4,200,000	$1,799,481	$648,543	$0	$17,840	$7,163,557
	2021	$473,615	$0	$3,460,180	$3,501,271	$469,319	$0	$11,702	$7,916,087

Joel Wilhite	2023	$410,000	$0	$1,960,371	$840,509	$351,173	$0	$59,938	$3,621,991
Chief Financial Officer, Senior Vice President	2022	$405,385	$0	$2,100,000	$899,741	$369,780	$0	$51,188	$3,826,093
	2021	$372,769	$0	$1,483,441	$1,500,539	$287,341	$0	$48,427	$3,692,517
Daniel Drees	2023	$428,846	$0	$2,940,561	$1,260,764	$532,266	$0	$13,812	$5,176,249
President	2022	$390,385	$0	$2,100,000	$899,741	$425,972	$0	$5,594	$3,821,691
	2021	$359,615	$0	$989,256	$1,000,346	$359,093	$0	$9,622	$2,717,932
Angelic Gibson	2023	$384,519	$0	$1,470,276	$630,380	$282,321	$0	$14,040	$2,781,536
Chief Information Officer, Senior Vice President	2022	$370,385	$0	$1,399,997	$599,825	$294,034	$0	$15,494	$2,679,735

Ryan Stahl	2023	$380,958	$0	$1,372,257	$588,354	$233,092	$0	$14,635	$2,589,295
General Counsel and Secretary, Senior Vice President	2022	$358,462	$85,000	$1,259,997	$539,844	$238,933	$0	$4,346	$2,486,581

(1)

The amounts in this column represent the aggregate grant date fair value of equity awards granted to the NEO in the applicable fiscal year, computed in accordance with FASB ASC Topic 718 (“Topic 718”). The assumptions used in calculating the grant date fair value of the equity awards reported in this column are set forth in Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 29, 2024. This amount does not reflect the actual economic value that may be realized by the NEO, which will depend on factors including the continued service of the executive and the future value of our stock.

(2)	We do not pay above market earnings to participants in our Deferred Compensation Plan.

(3)

Reflects 401(k) matching contributions made by the Company under our employee matching program available to participating employees as well as reimbursements for financial planning services. For Mr. Wilhite, amounts include a housing allowance, as detailed in the All Other Compensation Table below.

All Other Compensation Table

Name and Position	Year	401(k)	Financial Planning & Tax Services	Other (1)	Total
Michael Praeger	2023	$12,404	$0	$112	$12,516
Chief Executive Officer and Chairman of the Board	2022	$10,969	$6,871	$0	$17,840
	2021	$11,702	$0	$0	$11,702
Joel Wilhite	2023	$12,023	$5,195	$42,720	$59,938
Chief Financial Officer	2022	$11,212	$5,146	$34,830	$51,188
	2021	$10,756	$5,151	$32,520	$48,427
Daniel Drees	2023	$7,846	$5,942	$24	$13,812
President	2022	$5,594	$0	$0	$5,594
	2021	$7,454	$2,168	$0	$9,622
Angelic Gibson	2023	$13,217	$799	$24	$14,040
Chief Information Officer	2022	$11,646	$3,848	$0	$15,494
Ryan Stahl	2023	$12,651	$1,984	$0	$14,635
SVP & General Counsel	2022	$4,346	$0	$0	$4,346

(1)

Represents a housing allowance provided to Mr. Wilhite which is grossed-up for taxes when paid to Mr. Wilhite. The amounts in this column include gross-ups paid to Mr. Wilhite of $3,780, $6,090, and $9,116 for 2021, 2022, and 2023, respectively. Additionally, the 2023 amounts for Mr. Praeger, Mr. Wilhite, Mr. Drees, and Ms. Gibson include a credit monitoring benefit.

Grants of Plan-Based Awards Table

The table below reflects all plan-based awards granted to our NEOs during fiscal year 2023.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Equity Awards

Name and Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (4)

Michael Praeger	-	$250,000	$500,000	$887,500	-	-	-	-

Chief Executive Office, and	3/8/2023	-	-	-	479,203	-	-	$4,312,827

Chairman of the Board	3/8/2023	-	-	-	-	400,000	$9.00	$1,849,122

Joel Wilhite	-	$143,500	$287,000	$509,425	-	-	-	-

Chief Financial Officer	3/8/2023	-	-	-	217,819	-	-	$1,960,371

	3/8/2023	-	-	-	-	181,818	$9.00	$840,509

Daniel Drees	-	$217,500	$435,000	$772,125	-	-	-	-

President	3/8/2023	-	-	-	326,729	-	-	$2,940,561

	3/8/2023	-	-	-	-	272,727	$9.00	$1,260,764

Angelic Gibson	-	$115,365	$230,730	$409,546	-	-	-	-

Chief Information Officer	3/8/2023	-	-	-	163,364	-	-	$1,470,276

	3/8/2023	-	-	-	-	136,363	$9.00	$630,380

Ryan Stahl	-	$95,249	$190,497	$338,132	-	-	-	-

SVP & General Counsel	3/8/2023	-	-	-	152,473	-	-	$1,372,257

	3/8/2023	-	-	-	-	127,272	$9.00	$588,354

(1)

The amounts in these columns represent the range of possible cash payouts for each NEO under our Annual Incentive Plan. Details of the plan are discussed above in the “Compensation Discussion and Analysis”.

(2)

Represents RSUs that were granted under our 2021 Plan. Each award vests over 4 years on a quarterly designated vesting date, beginning with 25% vesting on February 15, 2024 and then quarterly thereafter on May 15, August 15, and November 15. The RSUs are eligible for accelerated vesting under certain circumstances as described below under “Employment Agreements”.

(3)

Represents stock options that were granted under our 2021 Plan. Each award vests over 4 years on a quarterly designated vesting date, beginning with 25% vesting on February 15, 2024 and then quarterly thereafter on May 15, August 15, and November 15. The stock options are eligible for accelerated vesting under certain circumstances as described below under “Employment Agreements”.

(4)

The amounts in this column represents the grant date fair value as calculated in accordance with Topic 718. The targeted mix as disclosed in the “Long-Term Incentive Plan” section of the “Compensation Discussion and Analysis” varies slightly due to share rounding and how values are calculated for financial statement reporting purposes in accordance with Topic 718. The assumptions used in calculating the grant date fair value of the equity awards reported in this column are set forth in Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 29, 2024. This amount does not reflect the actual economic value that may be realized by the NEO, which will depend on factors including the continued service of the executive and the future value of our stock.

Outstanding Equity Awards at Fiscal Year End

The table below reflects information regarding stock awards and stock options held by our NEOs as of December 31, 2023.

		Options Awards				Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options		Exercise Price	Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Name and Position		Exercisable	Unexercisable

Michael Praeger Chief Executive Officer and Chairman of the Board	3/20/2019 (2)	46,692	0	$4.17	3/20/2024	-	-
	6/19/2019 (2)	29,192	0	$4.17	6/19/2024	-	-
	10/1/2020 (3)	180,864	12,060	$10.42	10/1/2030	-	-
	10/1/2020 (4)	-	-	-	-	4,592	$56,895
	2/19/2021 (3)	462,736	210,340	$12.11	2/19/2031	-	-
	2/19/2021 (4)	-	-	-	-	89,268	$1,106,031
	3/16/2022 (4)	-	-	-	-	293,844	$3,640,727
	3/16/2022 (3)	254,854	327,670	$8.04	2/15/2032	-	-
	3/8/2023 (4)	-	-	-	-	479,203	$5,937,325
	3/8/2023 (3)	0	400,000	$9.00	2/15/2033	-	-

Joel Wilhite Chief Financial Officer	3/29/2017 (2)	158,572	0	$3.18	3/29/2027	-	-
	3/5/2018 (2)	85,347	0	$3.21	3/5/2028	-	-
	3/20/2019 (2)	35,637	0	$3.79	3/20/2029	-	-
	10/1/2020 (3)	100,480	6,700	$10.42	10/1/2030	-	-
	10/1/2020 (4)	-	-	-	-	2,552	$31,619
	2/19/2021 (3)	198,316	90,144	$12.11	2/19/2031	-	-
	2/19/2021 (4)	-	-	-	-	38,260	$474,041
	3/16/2022 (4)	-	-	-	-	146,922	$1,820,364
	3/16/2022 (3)	127,427	163,835	$8.04	2/15/2032	-	-
	3/8/2023 (4)	-	-	-	-	217,819	$2,698,777
	3/8/2023 (3)	0	181,818	$9.00	2/15/2033	-	-

Daniel Drees President	6/14/2018 (2)	21,128	0	$3.21	6/13/2028	-	-
	6/14/2018 (2)	46,616	0	$3.21	6/13/2028	-	-
	3/20/2019 (2)	38,600	0	$3.79	3/20/2029	-	-
	10/1/2020 (3)	70,332	4,692	$10.42	10/1/2030	-	-
	10/1/2020 (4)	-	-	-	-	1,788	$22,153
	2/19/2021 (3)	132,208	60,096	$12.11	2/19/2031	-	-
	2/19/2021 (4)	-	-	-	-	25,504	$315,995
	3/16/2022 (4)	-	-	-	-	146,922	$1,820,364
	3/16/2022 (3)	127,427	163,835	$8.04	2/15/2032	-	-
	3/8/2023 (4)	-	-	-	-	326,729	$4,048,172
	3/8/2023 (3)	0	272,727	$9.00	2/15/2033	-	-

Angelic Gibson Chief Information Officer	12/12/2018 (2)	32,000	0	$3.79	12/12/2028	-	-
	10/1/2020 (3)	50,236	3,352	$10.42	10/1/2030	-	-
	10/1/2020 (4)	-	-	-	-	1,276	$15,810
	2/19/2021 (3)	122,292	55,592	$12.11	2/19/2031	-	-
	2/19/2021 (4)	-	-	-	-	23,592	$292,305
	3/16/2022 (4)	-	-	-	-	97,948	$1,213,576
	3/16/2022 (3)	84,951	109,223	$8.04	2/15/2032	-	-
	3/8/2023 (4)	-	-	-	-	163,364	$2,024,080
	3/8/2023 (3)	0	136,363	$9.00	2/15/2033	-	-

		Options Awards				Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options		Exercise Price	Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Name and Position		Exercisable	Unexercisable

Ryan Stahl SVP & General Counsel	12/6/2017 (2)	2,172	0	$3.21	12/5/2027	-	-
	3/5/2018 (2)	5,632	0	$3.21	3/5/2028	-	-
	3/20/2019 (2)	30,840	0	$3.79	3/20/2029	-	-
	10/1/2020 (3)	50,236	3,352	$10.42	10/1/2030	-	-
	10/1/2020 (4)	-	-	-	-	1,276	$15,810
	2/19/2021 (3)	56,188	25,540	$12.11	2/19/2031	-	-
	2/19/2021 (4)	-	-	-	-	10,840	$134,308
	3/16/2022 (4)	-	-	-	-	88,153	$1,092,216
	3/16/2022 (3)	76,456	98,301	$8.04	2/15/2032	-	-
	3/8/2023 (4)	-	-	-	-	152,473	$1,889,140
	3/8/2023 (3)	0	127,272	$9.00	2/15/2033	-	-

(1)	Market value is based on the closing price of our common stock on the last trading day of the fiscal year, which was $12.39 per share.

(2)

Represents a service-based stock option that vests over four years from the date of grant, with 25% vesting after 1 year and 1/48th of the option shares vesting monthly thereafter. The stock options are eligible for accelerated vesting under certain circumstances as described below under “Employment Agreements”.

(3)

Represents a service-based stock option that vests over four years from the vesting commencement date, with 25% vesting after 1 year and 1/16th of the option shares vesting quarterly thereafter. The stock options are eligible for accelerated vesting under certain circumstances as described below under “Employment Agreements”.

(4)

Represents a service-based RSU award that vests over four years from the vesting commencement date, with 25% vesting after 1 year and 1/16th of the option shares vesting quarterly thereafter. The RSUs are eligible for accelerated vesting under certain circumstances as described below under “Employment Agreements”.

Stock Options Exercised and Stock Vested for Fiscal Year 2023

The table below reflects all stock options exercised and stock vested for each of our NEOs during fiscal year 2023.

		Options Awards (1)		Stock Awards (1)

Name	Position	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Michael Praeger	Chief Executive Officer and Chairman of the Board	56,392	$269,676	318,320	$3,097,078

Joel Wilhite	Chief Financial Officer	27,052	$174,167	155,076	$1,509,232

Daniel Drees	President	0	$0	141,816	$1,381,638

Angelic Gibson	Chief Information Officer	0	$0	100,157	$975,108

Ryan Stahl	SVP & General Counsel	0	$0	82,335	$802,485

(1)	Market value is based on the closing price of our common stock on the applicable vesting date.

Equity Compensation Plan Information

The Company maintains two plans authorizing the future grant of securities of the Company as compensation. Both the 2021 Plan and the 2021 Employee Stock Purchase Plan (the “ESPP”) were approved by shareholders. As of December 31, 2023 there are no shares available for grant under any other plans, including the 2020 Equity Incentive Plan (the “2020 Plan”), the 2017 Amendment and Restatement of the 2010 Stock Plan, as amended (the “2017 Plan”), or the 2010 Stock Option Plan, as amended (the “2010 Plan”), respectively, each of which were approved by our Board of Directors and stockholders, and each continues to govern outstanding awards thereunder. The following table provided information as of December 31, 2023 with respect to the Company’s existing and predecessor plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders (1)	17,094,112 (2)	$8.64 (3)	27,651,406 (4)(5)
Equity compensation plans not approved by stockholders.	-	-	-
Total	17,094,112	$8.64	27,651,406

(1)	Includes the following plans: our 2021 Plan, ESPP, 2020 Plan, 2017 Plan, and 2010 Plan.

(2)	Includes 8,919,024 shares of our common stock that may be issued under RSUs outstanding as of December 31, 2023.

(3)

Amount is based on the weighted-average exercise price of vested and unvested stock options outstanding under the 2021 Plan and the predecessor plans. RSUs, which have no exercise price, are excluded from this calculation.

(4)	Excludes 1,160,109 shares of our common stock reserved for issuance pursuant to the 1% pledge program.

(5)

As of December 31, 2023, a total of 21,576,067 shares of our common stock remain available for future issuance pursuant to the 2021 Plan, and 6,075,339 shares of our common stock remain available for future issuance under the ESPP. As of December 31, 2023, the liability associated with shares of our common stock under the ESPP was 72,927 shares. This column does not include any shares that may become available for future issuance under evergreen provisions of such plans.

Nonqualified Deferred Compensation

The Deferred Compensation Plan allows tax deferred contributions in excess of allowable limits on 401(k) plans as permitted and in compliance with Section 409A. Eligible employees include employees who make $150,000 or more per year. Eligible employees may defer a percentage of their eligible earnings, which includes base salary, sales incentives, and annual incentives. Deferrals can be made for 1% to 75% of base salary and sales incentive while up to 100% of Company annual incentives may be deferred. All elections are irrevocable for the applicable plan year and cannot be changed or terminated. At the time of enrollment, the participant elects an irrevocable distribution option of either post-termination or an in-service distribution at least 3 years from the deferral year. Distributions, at the election of the participant, will be made in either a lump sum or in substantially equal payments for a period of up to 10 years.

At the participant’s discretion, deferrals are tracked against a basket of investments by the plan administer, NFP. The investment options are generally similar to options available in our 401(k) plan with no options for participants to invest directly in the Company (although it is possible for indirect investment through tracked mutual funds).

The table below reflects the contributions, earnings, distributions, and account balances for each of our NEOs as of December 31, 2023.

Name	Position	Executive Contributions in Last Fiscal Year (1)	Company Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year (2)	Aggregate Withdrawals/ Distributions (3)(4)	Aggregate Balance at Last Fiscal Year End (5)

Michael Praeger	Chief Executive Officer, and Chairman of the Board	-	-	$41,766	($92,347)	$239,743

Joel Wilhite	Chief Financial Officer	-	-	-	-	-

Daniel Drees	President	-	-	$78,815	-	$498,740

Angelic Gibson	Chief Information Officer	-	-	-	-	-

Ryan Stahl	SVP & General Counsel	-	-	-	-	-

(1)

Amounts reported in this column reflect the deferrals by the NEOs during fiscal year 2022, which amounts are also reported in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table above.

(2)	The Company does not make contributions to the Deferred Compensation Plan.

(3)

The amounts in this column represent the actual market earnings of a group of investments selected by the applicable Executive for the purposes of tracking the notional investment return on their account balance for the reported fiscal year.

(4)	The amounts in this column represent distributions made under the plan. The distribution elections were made at the time the Executive made their deferral election in accordance with the plan

(5)

This column reflects $216,088 of contributions made by Mr. Praeger and $440,036 of contributions made by Mr. Drees that were reported as compensation in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Tables for previous years.

Employment Agreements

The employment agreements and offer letters with our named executive officers generally provide for at-will employment and set forth the executive officer’s initial base salary, applicable signing bonuses, eligibility for employee benefits and confirmation of the terms of previously issued equity grants, and severance benefits on a qualifying termination of employment or resignation. The key terms of these agreements are described below.

Employment Agreement with Michael Praeger

On August 26, 2021, we entered into an Employment Agreement with Mr. Praeger (the “Praeger Employment Agreement”), our Chief Executive Officer. The Praeger Employment Agreement, which does not have a fixed term, provides for his base salary, which is subject to review and adjustment by the Human Capital and Compensation Committee of our board of directors, and his target annual bonus. Pursuant to the Praeger Employment Agreement, Mr. Praeger is also entitled to receive reimbursement from us for up to $5,000 per year for financial and tax planning services.

If Mr. Praeger’s employment with us is terminated without cause, due to his death or disability, or he resigns for “good reason” (as described below), other than during the period beginning three months before or eighteen months after a change in control (which is a transaction that constitutes a “transfer of control” for purposes of our 2020 Plan), he will receive the following severance benefits, subject to his execution of an effective release of claims against us and our affiliates: (a) continued payment of base salary for twelve months, (b) reimbursement for COBRA premiums during the severance period, (c) full acceleration of vesting for all outstanding stock options awarded to him prior to August 26, 2021 that vest subject solely to continued service, and (d) 12 months of acceleration for all other outstanding stock options and other equity awards that vest subject solely to continued service.

If Mr. Praeger’s employment with us is terminated without cause, due to his death or disability, or because he resigns for good reason during the period beginning three months before or eighteen months after a change in control, he will receive the following severance benefits, subject to his execution of an effective release of claims against us and our affiliates: (a) continued payment of base salary for eighteen months, (b) a pro rata targeted annual bonus assuming achievement of 100% of target, payable when annual bonuses are paid to other officers for the year in which the termination occurred, (c) reimbursement for COBRA premiums during the transaction severance period, (d) full acceleration of vesting for all outstanding stock options awarded to him prior to August 26, 2021 that vest subject solely to continued service, and (e) full acceleration of all other outstanding stock options and other equity awards that vest subject solely to continued service.

For purposes of the Praeger Employment Agreement, “good reason” means a resignation by Mr. Praeger due to any of the following that occur without his express written consent: (i) a material diminution in his title, authority, duties or responsibilities, (ii) a material reduction in his annual base salary as in effect on the date of the Praeger Employment Agreement (or as it may be increased from time to time) except to the extent that such reduction is proportionally consistent to a base salary reduction for substantially all other officers; (iii) requiring him to be based anywhere located more than 50 miles from his current primary office location, except for required travel for our business and except to the extent the parties have specifically contemplated an alternative arrangement in writing (e.g., travel to our headquarters for specified periods of time) or a relocation (whether now or in the immediate future); provided, however, that a requirement that he return to the office following a period pursuant to which he was permitted to “work from home” shall not be treated as a change in his current primary office location so long as his primary office location in connection with a requirement to “return to the office” is either (x) within 50 miles of the location prior to him being permitted to work from home, or (y) is within 50 miles of his primary residence; or (iv) the failure by a successor to us to assume the Praeger Employment Agreement.

Employment Agreement with Joel Wilhite

On August 26, 2021, we entered into an Employment Agreement with Mr. Wilhite (the “Wilhite Employment Agreement”), our Chief Financial Officer and Senior Vice President. The Wilhite Employment Agreement, which does not have a fixed term, provides for his base salary, which is subject to review and adjustment by the Human Capital and Compensation Committee of our board of directors, and his target annual bonus. Pursuant to the Wilhite Employment Agreement, Mr. Wilhite is also entitled to receive reimbursement from us for (i) financial and tax planning services, and (ii) monthly out of pocket living and travel expenses in the net amount of $2,395 (subject to gross up adjustment for taxes) for his apartment, utilities and travel expenses (until further notice by us).

If Mr. Wilhite’s employment with us is terminated without cause, or due to his death or disability, other than during the period beginning three months before or eighteen months after a change in control (which is a transaction that constitutes a “transfer of control” for purposes of our 2020 Plan), he will receive the following severance benefits, subject to his execution of an effective release of claims against us and our affiliates: (a) continued payment of base salary for six months, (b) reimbursement for COBRA premiums during the severance period, (c) full acceleration of vesting for all outstanding stock options awarded to him prior to August 26, 2021 that vest subject solely to continued service, and (d) 12 months of acceleration for all other outstanding stock options and other equity awards that vest subject solely to continued service.

If Mr. Wilhite’s employment with us is terminated without cause, due to his death or disability, or because he resigns for good reason during the period beginning three months before or eighteen months after a change in control, he will receive the following severance benefits, subject to his execution of an effective release of claims against us and our affiliates: (a) continued payment of base salary for twelve months, (b) a pro rata targeted annual bonus assuming achievement of 100% of target, payable when annual bonuses are paid to other officers for the year in which the termination occurred, (c) reimbursement for COBRA premiums during the transaction severance period, (d) full acceleration of vesting for all outstanding stock options awarded to him prior to August 26, 2021 that vest subject solely to continued service, and (e) full acceleration of all other outstanding stock options and other equity awards that vest subject solely to continued service.

For purposes of the Wilhite Employment Agreement, “good reason” means a resignation by Mr. Wilhite due to any of the following that occur without his express written consent: (i) a material reduction in his annual base salary as in effect on the date of the Wilhite Employment Agreement (or as it may be increased from time to time) except to the extent that such reduction is proportionally consistent to a base salary reduction for substantially all other officers; (ii) requiring him to be based anywhere located more than 50 miles from his current primary office location, except for required travel for our business and except to the extent the parties have specifically contemplated an alternative arrangement in writing (e.g., travel to our headquarters for specified periods of time) or a relocation (whether now or in the immediate future); provided, however, that a requirement that he return to the office following a period pursuant to which he was permitted to “work from home” shall not be treated as a change in his current primary office location so long as his primary office location in connection with a requirement to “return to the office” is either (x) within 50 miles of the location prior to him being permitted to work from home, or (y) is within 50 miles of his primary residence; or (iii) the failure by a successor to us to assume the Wilhite Employment Agreement.

Employment Agreement with Dan Drees

On August 26, 2021, we entered into an Employment Agreement with Mr. Drees (the “Drees Employment Agreement”), our President. The Drees Employment Agreement, which does not have a fixed term, provides for his base salary, which is subject to review and adjustment by the Human Capital and Compensation Committee of our board of directors, and his target annual bonus and an annual variable sales bonus which is targeted towards achieving the Company’s sales targets for the applicable calendar year. Pursuant to the Drees Employment Agreement, Mr. Drees is also entitled to receive reimbursement from us for up to $5,000 per year for financial and tax planning services.

If Mr. Drees’ employment with us is terminated without cause, or due to his death or disability, other than during the period beginning three months before or eighteen months after a change in control (which is a transaction that constitutes a “transfer of control” for purposes of our 2020 Plan), he will receive the following severance benefits, subject to his execution of an effective release of claims against us and our affiliates: (a) continued payment of base salary for six months, (b) reimbursement for COBRA premiums during the severance period, (c) full acceleration of vesting for all outstanding stock options awarded to him prior to August 26, 2021 that vest subject solely to continued service, and (d) 12 months of acceleration for all other outstanding stock options and other equity awards that vest subject solely to continued service.

If Mr. Drees’ employment with us is terminated without cause, due to his death or disability, or because he resigns for good reason during the period beginning three months before or eighteen months after a change in control, he will receive the following severance benefits, subject to his execution of an effective release of claims against us and our affiliates: (a) continued payment of base salary for twelve months, (b) a pro rata targeted annual bonus assuming achievement of 100% of target, payable when annual bonuses are paid to other officers for the year in which the termination occurred, (c) reimbursement for COBRA premiums during the transaction severance period, (d) full acceleration of vesting for all outstanding stock options awarded to him prior to August 26, 2021 that vest subject solely to continued service, and (e) full acceleration of all other outstanding stock options and other equity awards that vest subject solely to continued service.

For purposes of the Drees Employment Agreement, “good reason” means a resignation by Mr. Drees due to any of the following that occur without his express written consent: (i) a material reduction in his annual base salary as in effect on the date of the Drees Employment Agreement (or as it may be increased from time to time) except to the extent that such reduction is proportionally consistent to a base salary reduction for substantially all other officers; (ii) a material modification to his current remote work arrangement, except for required travel for our business and except to the extent the parties have specifically contemplated an alternative arrangement in writing (e.g., travel to our headquarters for specified periods of time) or a relocation (whether now or in the immediate future); provided, however, that a requirement that he return to the office following a period pursuant to which he was permitted to “work from home” shall not be treated as a change in his current primary office location so long as his primary office location in connection with a requirement to “return to the office” is either (x) within 50 miles of the location prior to him being permitted to work from home, or (y) is within 50 miles of his primary residence; or (iii) the failure by a successor to us to assume the Drees Employment Agreement.

Employment Agreement with Angelic Gibson

On August 26, 2021, we entered into an Employment Agreement with Ms. Gibson (the “Gibson Employment Agreement”), our Chief Information Officer and Senior Vice President. The Gibson Employment Agreement, which does not have a fixed term, provides for his base salary, which is subject to review and adjustment by the Human Capital and Compensation Committee of our board of directors, and her target annual bonus. Pursuant to the Gibson Employment Agreement, Ms. Gibson is also entitled to receive reimbursement from us for up to $5,000 per year for financial and tax planning services.

If Ms. Gibson’s employment with us is terminated without cause, or due to her death or disability, other than during the period beginning three months before or eighteen months after a change in control (which is a transaction that constitutes a “transfer of control” for purposes of our 2020 Plan), she will receive the following severance benefits, subject to her execution of an effective release of claims against us and our affiliates: (a) continued payment of base salary for six months, (b) reimbursement for COBRA premiums during the severance period, (c) full acceleration of vesting for all outstanding stock options awarded to her prior to August 26, 2021 that vest subject solely to continued service, and (d) 12 months of acceleration for all other outstanding stock options and other equity awards that vest subject solely to continued service.

If Ms. Gibson’s employment with us is terminated without cause, due to her death or disability, or because she resigns for good reason during the period beginning three months before or eighteen months after a change in control, she will receive the following severance benefits, subject to her execution of an effective release of claims against us and our affiliates: (a) continued payment of base salary for twelve months, (b) a pro rata targeted annual bonus assuming achievement of 100% of target, payable when annual bonuses are paid to other officers for the year in which the termination occurred, (c) reimbursement for COBRA premiums during the transaction severance period, (d) full acceleration of vesting for all outstanding stock options awarded to her prior to August 26, 2021 that vest subject solely to continued service, and (e) full acceleration of all other outstanding stock options and other equity awards that vest subject solely to continued service.

For purposes of the Gibson Employment Agreement, “good reason” means a resignation by Ms. Gibson due to any of the following that occur without her express written consent: (i) a material reduction in her annual base salary as in effect on the date of the Gibson Employment Agreement (or as it may be increased from time to time) except to the extent that such reduction is proportionally consistent to a base salary reduction for substantially all other officers; (ii) requiring her to be based anywhere located more than 50 miles from her current primary office location, except for required travel for our business and except to the extent the parties have specifically contemplated an alternative arrangement in writing (e.g., travel to our headquarters for specified periods of time) or a relocation (whether now or in the immediate future); provided, however, that a requirement that she return to the office following a period pursuant to which she was permitted to “work from home” shall not be treated as a change in his current primary office location so long as his primary office location in connection with a requirement to “return to the office” is either (x) within 50 miles of the location prior to her being permitted to work from home, or (y) is within 50 miles of her primary residence; or (iii) the failure by a successor to us to assume the Gibson Employment Agreement.

Employment Agreement with Ryan Stahl

On August 26, 2021, we entered into an Employment Agreement with Mr. Stahl (the “Stahl Employment Agreement”), our General Counsel and Senior Vice President. The Stahl Employment Agreement, which does not have a fixed term, provides for his base salary, which is subject to review and adjustment by the Human Capital and Compensation Committee of our board of directors, and his target annual bonus and an annual variable sales bonus. Pursuant to the Stahl Employment Agreement, Mr. Stahl is also entitled to receive reimbursement from us for up to $5,000 per year for financial and tax planning services.

If Mr. Stahl’s employment with us is terminated without cause, or due to his death or disability, other than during the period beginning three months before or eighteen months after a change in control (which is a transaction that constitutes a “transfer of control” for purposes of our 2020 Plan), he will receive the following severance benefits, subject to his execution of an effective release of claims against us and our affiliates: (a) continued payment of base salary for six months, (b) reimbursement for COBRA premiums during the severance period, and (c) 12 months of acceleration for all other outstanding stock options and other equity awards that vest subject solely to continued service.

If Mr. Stahl’s employment with us is terminated without cause, due to his death or disability, or because he resigns for good reason during the period beginning three months before or eighteen months after a change in control, he will receive the following severance benefits, subject to his execution of an effective release of claims against us and our affiliates: (a) continued payment of base salary for twelve months, (b) a pro rata targeted annual bonus assuming achievement of 100% of target, payable when annual bonuses are paid to other officers for the year in which the termination occurred, (c) reimbursement for COBRA premiums during the transaction severance period, and (d) full acceleration of all other outstanding stock options and other equity awards that vest subject solely to continued service.

For purposes of the Stahl Employment Agreement, “good reason” means a resignation by Mr. Stahl due to any of the following that occur without his express written consent: (i) a material reduction in his annual base salary as in effect on the date of the Stahl Employment Agreement (or as it may be increased from time to time) except to the extent that such reduction is proportionally consistent to a base salary reduction for substantially all other officers; (ii) requiring him to be based anywhere located more than 50 miles from his current primary office location, except for required travel for our business and except to the extent the parties have specifically contemplated an alternative arrangement in writing (e.g., travel to our headquarters for specified periods of time) or a relocation (whether now or in the immediate future); provided, however, that a requirement that he return to the office following a period pursuant to which he was permitted to “work from home” shall not be treated as a change in his current primary office location so long as his primary office location in connection with a requirement to “return to the office” is either (x) within 50 miles of the location prior to him being permitted to work from home, or (y) is within 50 miles of his primary residence; or (iii) the failure by a successor to us to assume the Stahl Employment Agreement.

Estimated Payments Upon Termination and/or Change of Control

The following table summarizes the potential payments to our NEOs in the scenarios listed in the table below. The table assumes that the termination of employment or change in control, as applicable, occurred on December 31, 2023. The value of the accelerated vesting of option awards was computed using $12.39, which was the price of our common stock at December 30, 2023, the last trading day of 2023 (less, in the case of option awards, the exercise price per share of such option awards).

Name	Salary (1)	Bonus (2)	Value of Accelerated Equity (3)	All Other Compensation (4)	Total
Michael Praeger
Disability	$500,000	-	$6,537,755	$28,846	$7,066,601
Death	$500,000	-	$6,537,755	$28,846	$7,066,601
Involuntary Without Cause/ Voluntary Resignation for Good Reason	$500,000	-	$6,537,755	$28,846	$7,066,601

Termination Following Change in Control	$750,000	$500,000	$13,605,056	$43,269	$14,898,325
Joel Wilhite
Disability	$205,000	-	$3,058,899	$9,783	$3,273,682
Death	$205,000	-	$3,058,899	$9,783	$3,273,682
Involuntary Without Cause/ Voluntary Resignation for Good Reason	$205,000	-	$3,058,899	$9,783	$3,273,682

Termination Following Change in Control	$410,000	$287,000	$6,392,320	$19,565	$7,108,885
Daniel Drees
Disability	$217,500	-	$3,625,070	$12,831	$3,855,401
Death	$217,500	-	$3,625,070	$12,831	$3,855,401
Involuntary Without Cause/ Voluntary Resignation for Good Reason	$217,500	-	$3,625,070	$12,831	$3,855,401

Termination Following Change in Control	$435,000	$435,000	$7,870,004	$25,661	$8,765,665
Angelic Gibson
Disability	$193,125	-	$2,129,182	$12,570	$2,334,877
Death	$193,125	-	$2,129,182	$12,570	$2,334,877
Involuntary Without Cause/ Voluntary Resignation for Good Reason	$193,125	-	$2,129,182	$12,570	$2,334,877

Termination Following Change in Control	$386,250	$231,750	$4,505,347	$25,140	$5,148,487
Ryan Stahl
Disability	$191,475	-	$1,840,089	$13,225	$2,044,790
Death	$191,475	-	$1,840,089	$13,225	$2,044,790
Involuntary Without Cause/ Voluntary Resignation for Good Reason	$191,475	-	$1,840,089	$13,225	$2,044,790

Termination Following Change in Control	$382,950	$191,475	$4,004,306	$26,451	$4,605,182

(1)

Salary represents an amount equal to 12 months for Mr. Praeger and 6 months for all other NEOs for all scenarios except for Termination Following Change in Control, in which case the values represent 18 months for Mr. Praeger and 12 months for all other NEOs. These amounts are paid over the applicable severance period in accordance with our standard payroll practices.

(2)

Bonus values represent 100% target bonus payout following a Termination Following Change in Control, payable when annual bonuses are paid to other officers for the year in which the termination occurred.

(3)

For all NEOs other than Mr. Stahl, equity values represent an amount equal to 12 months of equity acceleration plus acceleration of all stock options made prior to August 26, 2021 for all scenarios except for Termination Following Change in Control, in which case all equity awards vest in full. For Mr. Stahl, equity values represent an amount equal to 12 months of equity acceleration for all scenarios except for Termination Following Change in Control, in which case all equity awards vest in full.

(4)

All Other Compensation represents a COBRA amount equal to 12 months for Mr. Praeger and 6 months for all other NEOs for all scenarios except for Termination Following Change in Control, in which case the values represent 18 months for Mr. Praeger and 12 months for all other NEOs.

Pay Vs Performance Disclosure
As required under Item 402(v) of
Regulation S-K,
we are including the following information regarding the compensation actually paid to our NEOs as compared to our financial performance and total stockholder return (“TSR”). The table below represents this information for fiscal 2023, 2022 (our first full year as a public reporting company), and fiscal 2021.

					Value of Initial Fixed $100 Investment Based On:

Fiscal Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (1)	Average Summary Compensation Table Total for non-PEO NEOs (1)	Average Compensation Actually Paid to non-PEO NEOs (1)	Total Stockholder Return (2)	Peer Group Total Stockholder Return (2)	Net Income (or Loss) ($thousands)	Company- Selected Measure- Revenue ($thousands)

2023	$7,286,265	$12,238,081	$3,542,268	$5,574,540	$49.68	$107.95	($47,325)	$380,720

2022	$7,163,556	$5,091,582	$3,203,526	$2,801,525	$39.86	$83.89	($101,284)	$316,350

2021	$7,916,087	$11,416,621	$3,205,225	$4,738,321	$60.38	$105.47	($199,649)	$248,409

(1)
Amounts represent compensation actually paid to our principal executive officer (our “PEO”) and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under Item 402(v) of
Regulation S-K
(and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs

2023	Michael Praeger	Joel Wilhite, Daniel Drees, Angelic Gibson, Ryan Stahl

2022	Michael Praeger	Joel Wilhite, Daniel Drees, Angelic Gibson, Ryan Stahl

2021	Michael Praeger	Joel Wilhite, Daniel Drees
The amounts reported in the “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to
Non-PEO
NEOs” columns above do not reflect the actual compensation paid to or earned or received by our PEO or our non-PEO
NEOs during each applicable year. The calculation of compensation actually paid for purposes of this table includes point-in-time
fair values of outstanding equity awards and these values will fluctuate based on our stock price and various accounting valuation assumptions. See the Summary Compensation Table for certain other compensation of our PEO and our non-PEO
NEOs for each applicable fiscal year and the Options Exercised and Stock Vested table for the value realized by each of them upon the vesting of equity awards during 2023.

Compensation actually paid to our PEO and
non-PEO
NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

	2021		2022		2023

Adjustments	PEO	Average Non- PEO NEOs	PEO	Average Non- PEO NEOs	PEO	Average Non- PEO NEOs

Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	($6,961,451)	($2,486,791)	($5,999,481)	($2,449,786)	($6,161,949)	($2,765,868)

Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	$9,275,731	$3,313,094	$8,081,196	$3,299,819	$8,752,674	$3,928,747

Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	-	-	-	-	-	-

Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	$448,518	$244,494	($2,364,873)	($681,180)	$2,042,840	$748,141

Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	$737,737	$462,301	($1,788,815)	($570,853)	$318,251	$121,252

Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	-	-	-	-	-	-

Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	-	-	-	-	-	-

TOTAL ADJUSTMENTS	$3,500,535	$1,533,098	($2,071,973)	($402,000)	$4,951,816	$2,032,272
The fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns above was determined by reference to (i) for solely service-vesting RSU awards, the closing price per share on the applicable year-end
date(s) or, in the case of vesting dates, the closing price per share on the applicable vesting date(s); and (ii) for stock options, a Black Scholes value as of the applicable year-end
or vesting date(s), determined based on the same methodology as used to determine grant date fair value but using the closing stock price on the applicable revaluation date as the current market price and with an expected life set equal to the remaining life of the award in the case of underwater stock options and, in the case of “in the money” options, an expected life equal to the original ratio of expected life relative to the ten year contractual life multiplied by the remaining life as of the applicable revaluation date, and in all cases based on volatility and risk free interest rates determined as of the revaluation date based on the expected life period and based on an expected dividend rate of 0%. The assumptions used in calculating the grant date fair value of the equity awards reported in this column are set forth in Note 14 to our consolidated financial statements included in our Annual Report on Form
10-K
for the fiscal year ended December 31, 2023, filed with the SEC on February 29, 2024.

(2)
For the applicable fiscal year, represents our cumulative TSR or the cumulative TSR of the S&P MidCap 400 Information Technology Index (the “Peer Group TSR”), in each case assuming an initial fixed investment of $100 at the close of market on October 13, 2021 (the date our common stock commenced trading on the Nasdaq Global Market), and that all dividends were reinvested. We have not declared or paid a dividend on our common stock since we become a public reporting company.

Relationship Between Financial Performance Measures
The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to our non-PEO NEOs,
with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net income (loss), and (iv) our revenue, in each case, for the fiscal years ended December 31, 2023, 2022, and 2021.
TSR amounts reported in the graphs assume an initial fixed investment of $100 at the close of market on October 13, 2021 (the date our common stock commenced trading on the Nasdaq Global Market), and that all dividends were reinvested. We have not declared or paid a dividend on our common stock since we became a public reporting company.

Relationship of Compensation Actually Paid to Financial Metric Performance
The graphs above illustrate that year-over-year Compensation Actually Paid (“CAP”) increased for both our PEO and our other non-PEO
NEOs on average. During this same period, TSR increased as well, indicating that CAP responded consistently with this financial performance measure. Both financial performance measures, revenue and Net Income, showed an increase from 2022 to 2023. This indicates a realignment between the two
financial performance measures despite continued stock price volatility.
Tabular List of Most Important Financial Performance Measures in Determining Compensation

Performance Measure	Role in Determining Compensation

Total Stockholder Return	Builds alignment between long-term stockholder value and the value of compensation realized by NEOs

Revenue	Ensures that company is growing in order to deliver both short-term and long-term stockholder returns and rewards our NEOs appropriately for success through short-term incentive plan

Operating Margin	A
non-GAAP
measure that focuses our NEOs on operating an efficient organization while ensuring that controllable expense decisions do not impact individual NEO compensation paid in short-term incentive plan.
(1)

(1)
Operating margin represents net loss before depreciation and amortization, interest income and expense, income tax expense or benefit, stock-based compensation expense, transaction and acquisition-related cost expense, non-recurring
items not indicative of ongoing operations, and charitable contributions of common stock; plus capitalized software development costs; plus annual incentive plan expense. For a reconciliation of operating margin to net loss, please see Appendix A to this Proxy Statement.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation
S-K,
we are providing the following information regarding the ratio of annual total compensation of the median employee as compared to the Chief Executive Officer. The following table displays the median total compensation for all our employees (excluding Mr. Praeger, our CEO), as well as Mr. Praeger’s annual total compensation, along with the ratio between the two.

Employee Annual Total Compensation Median (excluding the CEO)	Annual Total Compensation of the CEO	CEO to Median Employee Annual Total Compensation Ratio
$100,228	$7,286,265	73:1
In determining our median employee, we chose the last day of our most recently completed fiscal year, December 31, 2023, as our determination date. There were no populations excluded from our calculation. There were 1,668 full-time employees (excluding the CEO) and 9 part-time employees employed by us at the determination date that were a part of the calculation.
To determine the median employee, we applied a consistent measure of compensation inclusive of annual base salary earned, actual bonuses earned, grant date fair value of equity awards, and actual value of supplemental benefits (inclusive of 401k matches) paid to employees (excluding our CEO) for the fiscal year January 1, 2023, through December 31, 2023. This consistent measure of compensation was applied to all employees included in the calculation and reasonably reflects the total annual compensation of our employees. Permanent employees hired during fiscal year 2023 had their base salary earnings annualized based on their hire date. There were no additional adjustments made to earnings. Using this method, we selected the individual at the median of our employee population. The annual total compensation of this employee was determined using the same methodology we use for our named executive officers outlined in our Fiscal Year 2023 Summary Compensation Table. For the CEO, we used the amount reported in the total column of our Fiscal Year 2023 Summary Compensation Table.
SEC regulations and guidance offer considerable latitude for companies to determine the median employee, allowing each company to adopt its own methodology and assumptions tailored to its specific circumstances. Therefore, as highlighted by the SEC upon enacting these regulations, shareholders should bear in mind that the pay-ratio
disclosure rules were not intended to facilitate direct comparisons of pay ratios across different companies (even those within the same industry). Rather, the rules were designed to enable shareholders to gain a deeper understanding of and evaluate the compensation practices and pay-ratio
disclosures of each individual company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock as of April 22, 2024 for:

•	each person or group known to us who beneficially owns more than 5% of our common stock;

•	each of our directors and nominees for director;

•	each of our named executive officers named in “Executive Compensation”; and

•	all of our directors and executive officers as a group.

Each stockholder’s percentage ownership is based on 206,431,517 shares of our common stock outstanding as of April 22, 2024. Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of April 22, 2024, and RSUs that will vest and settle within 60 days of April 22, 2024, are deemed to be outstanding and beneficially owned by the person holding the options and/or the RSUs as applicable. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the stockholder.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o AvidXchange Holdings, Inc., 1210 AvidXchange Lane, Charlotte, NC 28206. Except as stated in the footnotes below, none of the stockholders or their affiliates, officers, directors and principal equity holders have held any position or office or have had any material relationship with us or our affiliates within the past three years.

	Shares Beneficially Owned

	Number of Shares	% of Class
5% Stockholders:
The Vanguard Group (1)	17,890,929	8.7%
Michael Praeger and affiliated entities (2)	15,594,261	7.5%
Mastercard Investment Holdings, Inc (3)	12,395,096	6.0%
BlackRock, Inc. (4)	11,665,960	5.7%
Entities affiliated with Bain Capital Ventures (5)	11,639,898	5.6%
Directors and Named Executive Officers:
Michael Praeger (2)	15,594,261	7.5%
James (Jim) Hausman (6)	2,840,144	1.4%
Joel Wilhite (7)	906,927	*
Daniel Drees (8)	854,282	*
Angelic Gibson (9)	499,899	*
Ryan Stahl (10)	420,473	*
James Michael McGuire (11)	56,452	*
Lance Drummond (12)	53,952	*
Teresa Mackintosh (13)	51,452	*
Asif Ramji (14)	25,209	*
Sonali Sambhus (15)	25,209	*
Oni Chukwu	-	-
Arthur J. Rubado	-	-
All directors and executive officers as a group (thirteen persons) (16)	21,901,508	10.4%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares.

(1)

Based on information contained in Schedule 13G filed with the SEC on February 13, 2024, by The Vanguard Group (Vanguard”), an investment adviser. The business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(2)

Consists of (a)(i) 9,643,550 shares of common stock owned directly, (ii) 1,192,465 shares of common stock underlying stock options exercisable within 60 days after April 22, 2024, and (iii) 80,455 shares of common stock issuable upon the settlement of RSUs vesting within 60 days after April 22, 2024, held in each case by Mr. Praeger, individually; (b) 660,627 shares of common stock owned directly by Mr. Praeger and his wife as joint tenants with right of survivorship; (c) 1,888,652 shares of common stock owned directly by Green and Gold 2014 GRAT, for which Mr. Praeger is the trustee; (d) 1,328,276 shares of common stock owned directly by Green and Gold 2015 GRAT, for which Mr. Praeger is the trustee; (e) 297,026 shares of common stock owned directly by MP Charitable Trust, for which Mr. Praeger is the trustee; and (f) 503,210 shares of common stock owned directly by Cindy Praeger, Mr. Praeger’s wife. The address for each of the individuals and entities identified above is 1210 AvidXchange Lane, Charlotte, North Carolina 28206.

(3)

Based on information contained in Schedule 13G filed with the SEC on February 8, 2022, by Mastercard Investment Holdings, Inc. Mastercard Investment Holdings, Inc. is an indirect wholly- owned subsidiary of Mastercard Incorporated and may be deemed to have shared voting and dispositive power over the shares held by Mastercard Investment Holdings. The address for Mastercard Investment Holdings is 2000 Purchase Street, Purchase, New York 10577.

(4)

Based on information contained in Schedule 13G filed with the SEC on January 29, 2024, by BlackRock, Inc. (“BlackRock”). BlackRock is the parent holding company or control person affiliated with those holders identified as BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, Blackrock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Fund Managers Ltd, BlackRock Asset Management Schweiz AG, and BlackRock Investment Management, LLC. The business address of BlackRock is 50 Hudson Yards, New York, New York 10001

(5)

Based on information contained in Schedule 13G filed with the SEC on February 13, 2024, by entities affiliated with Bain Capital Ventures and giving effect to subsequent distributions made by such one or more of such entities reflected on Form-4 filed with the SEC on March 4, 2024. Consists of shares of common stock held by Bain Capital Venture Fund 2014, L.P. (“Venture Fund 2014”), (b) shares of common stock held by Bain Capital Venture Coinvestment Fund, L.P. (“Venture Coinvestment Fund”), (c) shares of common stock held by BCIP Venture Associates (“BCIP VA”), and (d) shares of common stock held by BCIP Venture Associates – B (“BCIP VA-B”, and, together with Venture Fund 2014, Venture Coinvestment Fund and BCIP VA, the “Bain Capital Venture Entities”). Bain Capital Venture Investors, LLC (“BCVI”), is the general partner of (i) Bain Capital Venture Partners 2014, L.P. (“BCV Partners 2014”), which is the general partner of Venture Fund 2014 and (ii) Bain Capital Venture Coinvestment Partners, L.P. (“BCV Coinvest Partners”), which is the general partner of Venture Coinvestment Fund. Boylston Coinvestors, LLC (“Boylston”), which is the managing partner of each of BCIP VA and BCIP VA-B. The governance, investment strategy and decision-making process with respect to the investments held by the Bain Capital Venture Entities is directed by the Executive Committee of BCVI, which consists of Enrique Salem and Ajay Agarwal. As a result, each of BCVI and Messrs. Salem and Agarwal may be deemed to share voting and dispositive power with respect to the securities held by the Reporting Persons. The business address of the Bain Capital Venture Entities is 200 Clarendon Street, Boston, Massachusetts 02116.

(6)

Consists of (a)(i) 2,140,010 shares of common stock owned directly, and (ii) 16,134 shares of common stock issuable upon the settlement of RSUs vesting within 60 days after April 22, 2024, held in each case by James Hausman; and (b) 720,000 shares of common stock held by the James Hausman Family

Irrevocable Trust (the “Hausman Family Trust”). Mr. Hausman and his wife serve as co-trustees of the Hausman Family Trust and as such may be deemed to have voting and dispositive power over the shares held by the Hausman Family Trust.

(7)

Consists of (a) 27,577 shares of common stock owned directly, (b) 841,760 shares of common stock underlying stock options exercisable within 60 days after April 22, 2024 and (c) 37,590 shares of common stock issuable upon the settlement of RSUs vesting within 60 days of April 22, 2024.

(8)

Consists of (a) 225,765 shares of common stock owned directly, (b) 586,673 shares of common stock underlying stock options exercisable within 60 days after April 22, 2024 and (c) 41,844 shares of common stock issuable upon the settlement of RSUs vesting within 60 days of April 22, 2024.

(9)

Consists of (a) 92,135 shares of common stock owned directly, (b) 381,951 shares of common stock underlying stock options exercisable within 60 days after April 22, 2024 and (c) 25,813 shares of common stock issuable upon the settlement of RSUs vesting within 60 days of April 22, 2024.

(10)

Consists of (a) 102,274 shares of common stock owned directly, (b) 296,708 shares of common stock underlying stock options exercisable within 60 days after April 22, 2024 and (c) 21,491 shares of common stock issuable upon the settlement of RSUs vesting within 60 days of April 22, 2024.

(11)

Consists of (a) 32,482 shares of common stock owned directly, (b) 7,836 shares of common stock underlying stock options exercisable within 60 days after April 22, 2024 and (c) 16,134 shares of common stock issuable upon the settlement of RSUs vesting within 60 days of April 22, 2024.

(12)

Consists of (a) 29,982 shares of common stock owned directly, (b) 7,836 shares of common stock underlying stock options exercisable within 60 days after April 22, 2024 and (c) 16,134 shares of common stock issuable upon the settlement of RSUs vesting within 60 days of April 22, 2024.

(13)

Consists of (a) 27,482 shares of common stock owned directly, (b) 7,836 shares of common stock underlying stock options exercisable within 60 days after April 22, 2024 and (c) 16,134 shares of common stock issuable upon the settlement of RSUs vesting within 60 days of April 22, 2024.

(14)	Consists of (a) 9,075 shares of common stock owned directly and (b) 16,134 shares of common stock issuable upon the settlement of RSUs vesting within 60 days of April 22, 2024.

(15)	Consists of (a) 9,075 shares of common stock owned directly, (b) 16,134 shares of common stock issuable upon the settlement of RSUs vesting within 60 days of April 22, 2024.

(16)

Includes: (a) 131,784 shares of common stock held by Todd Cunningham, (b) 367,521 shares of common stock underlying stock options exercisable within 60 days after April 22, 2024 held by Todd Cunningham and (c) 16,921 shares of common stock issuable upon the settlement of RSUs vesting within 60 days of April 22, 2024 held by Todd Cunningham.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock to file reports of ownership with the SEC. Copies of all filed reports are required to be furnished to us.

We have reviewed all Forms 3, 4, and 5 and any amendments thereto furnished to us during and with respect to 2023, as well as written representations by our directors and executive officers. Based on this review, we believe that each such person filed, on a timely basis, the reports required by Section 16(a) of the Exchange Act with respect to 2023.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of transactions since January 1, 2023, to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than five percent of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements which are described in “Executive Compensation.”

We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s length transactions.

Amended and Restated Investors’ Rights Agreement

In July 2021, we entered into our Eighth Amended and Restated Investor Rights Agreement (“IRA”), with certain of our stockholders, which included Michael and Cindy Praeger (holding jointly) and entities affiliated with Mr. Praeger, Bain Capital Ventures, and BlackRock, Inc., each of which is a holder of more than 5% of our voting capital stock. Other stockholders party to the IRA include Todd Cunningham, Daniel Drees, Angelic Gibson, Ryan Stahl, Joel Wilhite and James Hausman and an entity affiliated with Mr. Hausman. The IRA provides the holders with certain registration rights, including the right to demand that we file a registration statement (including registration statements on Form S-3 and accompanying shelf takedowns) or request that their shares be covered by a registration statement that we are otherwise filing.

Software and Consulting Services

We incurred software and consulting expenses of approximately $287,470 for the year ended December 31, 2023 to Rhythm Systems, a company in which Mr. Praeger’s wife holds a non-controlling ownership interest.

Related Party Referral/Reseller/Provider Agreements

In May 2017, AvidXchange, Inc. entered into an agreement (the “Strategic Alliance Agreement”), with Mastercard whereby Mastercard agreed to offer our payment processing services to card issuers in the United States and to pay AvidXchange, Inc. fixed fees related to the resale of its services by the card issuers to their commercial customers. An affiliate of Mastercard is a holder of more than 5% of our capital stock. The Strategic Alliance Agreement is amended by the parties from time to time to reflect agreed upon commercial terms.

In relation to the Strategic Alliance Agreement, Mastercard paid us approximately $7,403,262 for the year ended December 31, 2023.

In August 2019, AvidXchange, Inc. entered into a Business Payment Network Payables Provider Agreement with BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (d/b/a Billtrust)). At the time the Business Payment Network Payables Provider Agreement was entered, Billtrust was a portfolio company of Bain Capital Ventures, one of our 5% or greater stockholders. Mr. Matt Harris, a former member of our board of directors, is affiliated with Bain Capital Ventures. Under the Business Payment Network Payables Provider Agreement, Billtrust provides the Company access to certain network processing services. In connection therewith, we paid Billtrust approximately $436,425 for the year ended December 31, 2023.

Indemnification of Directors and Officers

Our restated certificate of incorporation contains provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our restated certificate of incorporation authorizes us to indemnify our directors, officers, employees and other agents to the fullest extent permitted by Delaware law. Our Bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and that our board of directors has discretion to indemnify our other employees and agents. Our Bylaws also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law.

We have also entered, and expect to continue to enter, into agreements to indemnify our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in connection with any action, proceeding or investigation. We believe that these indemnification agreements as well as the provisions found in our restated certificate of incorporation and Bylaws are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a related person transaction policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock or other voting capital stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our Audit Committee or other independent body of our board of directors. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or other voting capital stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must be presented to our Audit Committee or other independent body of our board for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee or other independent body of our board will consider all relevant facts and circumstances of the transaction, including the risks, costs and benefits to us and whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker, notify our Corporate Secretary at (800) 560-9305 or send a written request to: Corporate Secretary at AvidXchange Holdings, Inc., 1210 AvidXchange Lane, Charlotte, NC 28206. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

2023 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2023, are included in our annual report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. Our annual report and this proxy statement are posted on our website at www.avidxchange.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, AvidXchange Holdings, Inc., 1210 AvidXchange Lane, Charlotte, NC 28206.

* * *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Charlotte, North Carolina

April 29, 2024

APPENDIX A

Rationale for Non-GAAP Metrics and Reconciliation to GAAP Metrics in Financial Statements

We believe the use of non-GAAP financial measures as a supplement to GAAP measures, such as operating margin (measured in dollars), is useful in tying annual incentive plan payouts in that it eliminates items that are either not part of our core operations or do not require a cash outlay, such as stock-based compensation expense. Management uses these non-GAAP financial measures when evaluating operating performance and for internal planning and forecasting purposes. We believe that non-GAAP financial measures help indicate underlying trends in the business, are important in comparing current results with prior period results and are useful to investors and financial analysts in assessing operating performance.

The Human Capital and Compensation Committee specifically believes operating margin is an appropriate measure in determining annual incentive plan payouts. We intend for the adjustments to Adjusted EBITDA to arrive at operating margin to remove the impact of items may be considered subject to management’s judgment, are benefits to adjusted EBITDA that were not foreseeable at the outset of the bonus plan or have been identified as benefits from other periods. For example, we exclude costs related to the cybersecurity incident from Adjusted EBITDA but added it back to arrive at operating margin we believe it is not appropriate for management bonus to benefit from an unforeseeable event. Similarly, we add back the benefit of revenue adjustments that should have been recognized in previous periods. We remove bonus expense from the operating margin calculation as it creates a circular calculation when arriving at operating margin. Lastly, we remove the benefit of capitalized software development costs as they could be seen as subject to management’s judgment and may be seen as a way to manipulate operating margin results.

The table below provides a reconciliation from Net Loss to Adjusted EBITDA and Operation Margin:

Year ended December 31, 2023
Reconciliation from Net Loss to Adjusted EBITDA and Operating Margin:
Net loss	$(47,325)
Depreciation and amortization	35,912
Interest income	(20,890)
Interest expense	13,519
Provision for income taxes	1,195
Stock-based compensation expense	40,856
Transaction and acquisition-related costs	(7)
Non-recurring items not indicative of ongoing operations (1)	5,541
Charitable contribution of stock	1,667

Adjusted EBITDA	$30,468

Adjustments to Adjusted EBITDA to arrive at Operating Margin:
Add back: Cyber security incident costs included in adjustment above for non-recurring items not indicative of ongoing operations(1)	(3,698)
Add back: Bonus expense included in net loss	17,015
Add back: Capitalized software development costs included in net loss	(16,054)
Add back: Out of period revenue adjustments included in net loss	(556)

Operating Margin(2)	$27,175

(1)

This amount is primarily comprised of $3,698 of response costs, including professional services and legal fees, incurred in connection with the cybersecurity incident, net of insurance recoveries and $1,880 of restructuring costs.

(2)	Measured in dollars.

AVIDXCHANGE HOLDINGS, INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717 SCAN TO VIEW MATERIALS & VOTE VOTE AT THE MEETING While we urge you to vote in advance, you are welcome to attend the company’s Annual Meeting of Shareholders in person at the company’s principal executive offices located at 1210 AvidXchange Lane, Charlotte, NC 28206. The Annual Meeting will begin promptly at 3:00 P.M. Eastern Time on June 20, 2024. The registration desk for the Annual Meeting will open at 2:30 P.M. Eastern Time. Please arrive in advance of the start of the meeting to allow time for identity verification. Details on the verification process and what you need to bring with you as evidence of share ownership are detailed in the company’s Proxy Statement. For driving directions to the Annual Meeting, please see the map for our “Charlotte, NC - Corporate HQ” on our website at www.avidxchange.com under “Company - About AvidXchange.” VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 19, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 19, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V45091-P09051 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. AVIDXCHANGE HOLDINGS, INC. For All Withhold All Except For All To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR ALL of the nominees for director in Proposal 1: 1. Election of Class III Directors Nominees: 01) Michael Praeger 02) Teresa Mackintosh 03) Arthur J. Rubado The Board of Directors recommends you vote FOR Proposals 2 and 3: 2. Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2024. 3. A proposal to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. V45092-P09051 AVIDXCHANGE HOLDINGS, INC. Annual Meeting of Shareholders June 20, 2024 3:00 PM Eastern Time This proxy is solicited by the Board of Directors The undersigned shareholder(s) hereby appoint(s) Joel Wilhite and Ryan Stahl, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of AVIDXCHANGE HOLDINGS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 3:00 PM Eastern Time on June 20, 2024, in the Stairatorium at AvidXchange, at 1210 AvidXchange Lane, Charlotte, NC 28206, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. In their discretion, the named proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. Continued and to be signed on reverse side